UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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CONN’S, INC.

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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CONN’S, INC.

4055 Technology Forest Blvd.

Suite 210

The Woodlands, Texas 77381

(936) 230-5899

NOTICE OF 2015 ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 28, 2015

To the Stockholders of Conn’s, Inc.:

NOTICE IS HEREBY GIVEN that the 2015 annual meeting of stockholders of Conn’s, Inc. will be held on Thursday, May 28, 2015, at 4055 Technology Forest Blvd., Suite 210, The Woodlands, Texas 77381, commencing at 11:00 A.M., Central Daylight time, for the following purposes:

1.	to elect the seven directors nominated by our Board of Directors and named in this proxy statement;
2.	to ratify the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2016;
3.	to hold a non-binding advisory vote to approve the compensation of our named executive officers; and
4.	to transact such other business as may properly come before the meeting.

Only stockholders of record at the close of business on March 30, 2015, are entitled to notice of and to vote at the 2015 annual meeting of stockholders or any postponement or adjournment thereof. A list of such stockholders, arranged in alphabetical order and showing the address of and the number of shares registered in the name of each such stockholder, will be available for examination by any stockholder for any purpose relating to the meeting during ordinary business hours for a period of at least ten days prior to the meeting at our principal executive offices located at 4055 Technology Forest Blvd., Suite 210, The Woodlands, Texas 77381.

If you plan on attending in person, you will need to provide proof of stock ownership, such as an account or brokerage statement reflecting stock ownership as of the record date, and a form of valid government issued picture identification, such as a driver’s license or passport.

We are pleased to take advantage of the U.S. Securities and Exchange Commission rule that allows companies to furnish proxy materials to their stockholders over the Internet. As a result, we are mailing to our stockholders, other than those who previously requested electronic or paper delivery of the proxy materials, a Notice of Internet Availability of Proxy Materials (the “Notice”) for the fiscal year ended January 31, 2015, on or about April 17, 2015. The Notice contains instructions on how to access those documents over the Internet. The Notice also contains instructions on how to request a paper copy of our proxy materials, including this proxy statement, our Annual Report on Form 10-K for the fiscal year ended January 31, 2015 and a form of proxy card or voting instruction card.

It is very important that your shares are represented and voted at the meeting. As explained in further detail in the Notice, your shares may be voted via a toll-free telephone number, on the Internet or by signing, dating and returning the enclosed proxy card in the envelope provided. Your proxy card will not be used if you are present and prefer to vote in person or if you revoke your proxy.

By Order of the Board of Directors,

/s/ Robert F. Bell
Robert F. Bell
Vice President, General Counsel and Secretary

April 17, 2015

The Woodlands, Texas

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 28, 2015

The Company’s Proxy Statement for the 2015 Annual Meeting of Stockholders and the Annual Report to Stockholders for the fiscal year ended January 31, 2015 is/are available on our website at www.conns.com, at www.proxyvote.com, and at the SEC’s website at www.sec.gov.

PROXY STATEMENT

2015 ANNUAL MEETING OF STOCKHOLDERS

Date:	May 28, 2015

Time:	11:00 A.M., Central Daylight time

Location:	Conn’s, Inc. (“we,” “us” or the “Company”) 4055 Technology Forest Blvd. Suite 210 The Woodlands, Texas 77381

Record Date and Number of Votes:	March 30, 2015. Holders of our Common Stock, par value $0.01 per share (“Common Stock”) are entitled to one vote for each share of Common Stock they owned as of the close of business on March 30, 2015. You may not cumulate votes.

Agenda:

1.     To elect the seven directors nominated by our Board of Directors and named in this proxy statement;

2.     To vote on a proposal to ratify the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2016;

3.     To hold a non-binding advisory vote to approve the compensation of our named executive officers; and

4.     To transact such other business as may properly come before the meeting.

Proxies:

Unless you tell us on the form of proxy to vote differently, the named proxies will vote signed returned proxies:

1.     “FOR” the election of the seven directors nominated by the Board of Directors and named in this proxy statement;

2.     “FOR” the proposal to ratify the appointment by the Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2016; and

3.     “FOR” the approval, on a non-binding, advisory basis, of the compensation of our named executive officers.

The proxy holders will use their discretion on other matters. If a nominee for the Board of Directors cannot serve as a director, the proxy holders will vote for a person whom they believe will carry on our present policies.

Proxies Solicited By:	The board of directors of the Company (the “Board of Directors” or “Board”)

Distribution Date:	The Notice or the proxy materials, including this proxy statement, proxy card or voting instruction card and our Annual Report on Form 10-K, are being distributed and made available on or about April 17, 2015.

YOUR VOTE IS IMPORTANT. PLEASE VOTE PROMPTLY.
Prompt return of your proxy will help reduce the costs of re-solicitation.

GENERAL INFORMATION REGARDING THE 2015 ANNUAL MEETING OF STOCKHOLDERS

What constitutes a quorum? What is the Record Date? How many shares are outstanding?

The holders of a majority of the outstanding shares of Common Stock entitled to vote at the 2015 annual meeting of stockholders (the “2015 annual meeting” or the “meeting”), represented in person or by proxy, will constitute a quorum at the meeting. However, if a quorum is not present or represented at the meeting, the stockholders entitled to vote at the meeting, present in person or represented by proxy, have the power to adjourn the meeting, without notice, other than by announcement at the meeting, until a quorum is present or represented. At any such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the original meeting.

On March 30, 2015, the “Record Date,” there were 36,354,899 shares of our Common Stock issued and outstanding and entitled to vote, meaning that 18,177,450 shares of our Common Stock must be present in person or by proxy to have a quorum.

What matters will be voted on at the Annual Meeting?

The following matters will be voted on at the Annual Meeting:

1.	the election of seven directors nominated to the Board of Directors;

2.	a proposal to ratify the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2016;

3.	a non-binding advisory vote to approve the compensation of our named executive officers; and

4.	such other business as may properly come before the meeting.

How does the Board of Directors recommend that I vote?

The Board of Directors recommends that you vote:

1.	FOR the election of the seven directors nominated by the Board of Directors and named in this proxy statement.

2.	FOR the ratification of the appointment by the Audit Committee of Ernst & Young LLP, as our independent registered public accounting firm for the fiscal year ending January 31, 2016.

3.	FOR the approval, on a non-binding advisory basis, of the compensation of our named executive officers.

What is the effect of a broker non-vote?

Brokers or other nominees who hold shares of our Common Stock for a beneficial owner only have the discretion to vote on routine proposals when they have not received voting directions from the beneficial owner at least ten days prior to the annual meeting. Rule 452 of the New York Stock Exchange, which governs all brokers (including those holding NASDAQ-listed securities), provides that a broker or other nominee holding shares for a beneficial owner may generally vote on routine matters, but not non-routine matters, without receiving voting instructions. The uncontested election of directors (Proposal One) is now considered non-routine; the proposal to ratify the appointment of Ernst & Young as our independent registered public accounting firm (Proposal Two) is considered routine, the advisory vote on executive compensation (Proposal Three) is also a non-routine matter. Please provide instructions to your broker or nominee on how to vote your shares. If you do not provide such voting instructions to your broker, they will not be able to vote for Proposals One and Three for you and a “broker non-vote” will result. Shares that constitute broker non-votes will be counted as present at the meeting for the purpose of determining a quorum, but will only be considered entitled to vote on the proposal to ratify the Audit Committee’s appointment of our independent registered public accounting firm and any other routine matters that may properly come before the meeting. To minimize the number of broker non-votes and to ensure that your voice is heard in the election of directors and the other matters to be voted on at the 2015 annual meeting of stockholders, we encourage you to provide voting instructions to the broker or other organization that holds your shares by carefully following the instructions in the Notice.

What vote is required to approve the proposals?

Provided a quorum exists, the following votes are required for each proposal:

Proposal One: Election of Directors - To be elected, each director must receive a majority of the votes cast with respect to the director. For purposes of this vote, a majority of the votes cast means that the number of shares voted “for” a director’s election exceeds the number of shares voted “against” that director’s election. Abstentions and broker non-votes will have no effect on this proposal.

Proposal Two: Ratify the Appointment of Ernst & Young LLP as our Independent Registered Public Accounting Firm - An affirmative vote of a majority of shares present in person or represented by proxy, and entitled to vote on the subject matter at the meeting is required to ratify the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2015. Abstentions will have the same effect as a vote against this proposal and broker non-votes will have no effect on this proposal.

Proposal Three: Advisory Vote on Executive Compensation – An affirmative vote of a majority of the shares present in person or represented by proxy, and entitled to vote on the subject matter at the meeting is required to give advisory (non-binding) approval of the compensation of our named executive officers as disclosed in this proxy statement. Because your vote is advisory, it will not be binding on the Board of Directors or on us; however, the Board of Directors and we will review the voting results and take them into consideration when making future decisions regarding executive compensation. Abstentions will have the same effect as a vote against this proposal and broker non-votes will have no effect on this proposal.

Who is entitled to vote at the Annual Meeting?

Only stockholders of record as of the close of business on March 30, 2015, the Record Date, are entitled to notice of and to vote at the meeting or any adjournments of the meeting. Each share of Common Stock entitles the holder to one vote per share.

What will happen if I do not specify how my shares are to be voted, but do submit a proxy?

Stockholders of Record. If you are a stockholder of record and you submit a proxy, but you do not provide voting instructions, your shares will be voted:

•	FOR the election of the seven directors nominated by our Board of Directors and named in this proxy statement;

•	FOR the ratification of the Audit Committee’s appointment of Ernst & Young LLP, as our independent registered public accounting firm for the fiscal year ending January 31, 2016; and

•	FOR advisory approval of the compensation of our named executive officers, as disclosed in this proxy statement.

Beneficial Owners. If you are a beneficial owner and you do not provide voting instructions to the broker or other nominee that holds your shares, the broker or other nominee will determine if it has the discretionary authority to vote on a particular proposal, and may not be able to vote on all proposals presented for a vote at the annual meeting.

What will happen if I do not vote my shares?

Stockholders of Record. If you are the stockholder of record and you do not vote by proxy card, by telephone, by the Internet or in person at the annual meeting, your shares will not be voted at the annual meeting. For each of the Proposals, if you are not present at the meeting in person or by proxy, the failure to vote will not affect the outcome of the proposal.

Beneficial Owners. If you are the beneficial owner of shares, your broker or nominee may vote your shares only on those proposals on which it has discretion to vote. See “What is the effect of a broker non-vote?” for more information.

How do I vote and what are the voting deadlines?

Stockholders of Record. If you are a stockholder of record, you may vote by any of the following methods:

•	By Mail. You may submit your vote by completing, signing and dating your proxy card received and returning it in the prepaid envelope so that it is received no later than May 27, 2015.

•

By Internet or Telephone. You may vote your shares by Internet or telephone, by following the instructions in your Notice. If you vote by Internet or telephone, you should not return your proxy card. These votes must be received by 11:59 P.M., Eastern Time, on May 27, 2015.

•

In person at the Annual Meeting. You may vote your shares in person at the annual meeting. Proxy cards will be available for you at the meeting, or you may bring the one provided you, and deliver the completed and executed card to the inspector of election at the annual meeting.

Beneficial Owners. If you are a beneficial owner of your shares, you should receive a Notice or voting instructions from the broker or nominee holding your shares. You should follow the instructions provided to you by your broker in order to properly advise them of your voting instructions. Shares held beneficially may be voted at the annual meeting only if you obtain a legal proxy from your broker or nominee giving you the right to vote, and presenting that legal proxy together with your vote to the inspector of election at the annual meeting.

Can I revoke or change my proxy?

Stockholders of Record. If you are a stockholder of record, you may revoke your proxy at any time before the final vote at the annual meeting by:

•	signing and returning a new proxy card at a later date;

•	submitting a vote by telephone or the Internet at a later date;

•	attending the annual meeting and voting in person; or

•

delivering a written revocation to our Corporate Secretary at the address of our principal executive offices provided to you in this proxy statement or to Broadridge Financial Services, 51 Mercedes Way, Edgewood, NY 11717, Attn: Vote Processing.

Beneficial Owners. If you are the beneficial owner of your shares, you must contact your broker or nominee holding your shares, and follow their instructions for revocation or changing your proxy.

Your attendance at the annual meeting will not automatically revoke your proxy unless you vote again at the annual meeting.

Who will count the votes?

Broadridge Financial Solutions, Inc. has been engaged as our independent agent to receive and tabulate our stockholder votes, and will act as our independent inspector of election, who will certify the election results and perform any other acts required by the Delaware General Corporation Law.

How are Stockholder Proposals included in the proposals submitted to Stockholders for voting? How is any Other Business voted on by stockholders?

Stockholders have the right to present proposals for inclusion in our proxy statement for consideration at our 2016 annual meeting of stockholders. To be considered at our next annual meeting, you must submit your proposals, in addition to meeting other legal requirements, within the appropriate time periods, as set forth below. If you want to make a proposal for consideration at our 2016 annual meeting and have it included in the Company’s proxy materials relating to our 2016 annual meeting, we must receive your proposal at our principal executive office by no later than December 19, 2015, and such proposal must otherwise comply with Rule 14a-8 (“Rule 14a-8”) of the Securities Exchange Act of 1934 (the “Exchange Act”) and other SEC rules. If you want to make a proposal or nominate a director for consideration at our 2016 annual meeting without having the proposal included in the Company’s proxy materials, you must comply with the then-current advanced notice provisions and other requirements set forth in our Amended and Restated Bylaws (“Bylaws”). Under our current Bylaws, our Corporate Secretary must receive such proposals for possible consideration at our 2016 annual meeting at our principal executive officers no earlier than December 19, 2015 and no later than January 18, 2016. However, if the date of the 2016 annual meeting changes by more than 30 days from the first anniversary date of this year’s meeting, then we will provide notice of the new date of the 2016 annual meeting in our earliest possible quarterly report on Form 10-Q. If we do not receive your proposal or nomination by the appropriate deadline, then it may not be brought before the 2016 annual meeting even if it meets the other proposal or nomination requirements.

We do not intend to bring any business before the 2015 annual meeting other than the matters described in this proxy statement and we have not been informed of any matters or proposals that may be presented at the meeting by stockholders. If however, any other business should properly arise and be properly submitted for a vote at the 2015 annual meeting, the persons appointed in the proxy have discretionary authority to vote in accordance with their best judgment.

Who is paying the cost of solicitation of proxies?

We will bear the cost of soliciting proxies. In addition to the solicitation of proxies by mail, solicitation may be made by our directors, officers and employees by other means, including telephone, e-mail or in person. No special compensation will be paid to directors, officers or employees for the solicitation of proxies. To solicit proxies, we may also request the assistance of banks, brokerage houses and other custodians, nominees or fiduciaries, and, upon request, will reimburse such organizations or individuals for their reasonable expenses in forwarding the Notice and other soliciting materials to beneficial owners and in obtaining authorization for the execution of proxies.

Do we provide for Electronic Delivery of Proxy Materials?

Pursuant to rules adopted by the SEC, we provide access to the proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials, (the “Notice”), to our stockholders owning shares of our Common Stock on or about April 17, 2015. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. The Notice also contains instructions on how to request a paper copy of our proxy materials, including this proxy statement, our Annual Report on Form 10-K for the fiscal year ended January 31, 2015, and a form of proxy card or voting instruction card. In addition, the Notice will provide stockholders with instructions on how to request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis. A stockholder’s election to receive proxy materials by mail or electronically by e-mail will remain in effect until the stockholder terminates such election. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of the annual meeting and lower the costs of printing and distributing our proxy materials. If you choose to receive future proxy materials by e-mail, you will receive an e-mail message each successive year with instructions containing a link to those materials and a link to the proxy voting website.

Our proxy materials are also available on our website at www.conns.com, at www.proxyvote.com, and at the SEC’s website at www.sec.gov.

How can I find the result of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final results will be published in a current report on Form 8-K or in our Form 10-Q for the quarter ending April 30, 2015, which will be posted on our website at www.conns.com, under “Investor Relations”.

PROPOSALS FOR STOCKHOLDER ACTION

PROPOSAL ONE:

ELECTION OF DIRECTORS

Number of Directors to be Elected

Our Board is currently constituted with ten director positions and we currently have eight members on our Board. In March 2015, Jon E.M. Jacoby informed the Board that he will not stand for re-election at the 2015 annual meeting and intends to retire from the Board upon the completion of his current term at the 2015 annual meeting. The Board and management express their sincere gratitude to Mr. Jacoby for his leadership, dedication and many years of service. Accordingly, our stockholders will vote for seven director nominees. We also intend for all vacancies to remain vacant until our Board of Directors desires to fill such vacancies or reduce the size of the Board. The seven directors to be elected at the 2015 annual meeting will hold office until the 2016 annual meeting of stockholders or until their respective successors have been elected and qualified or their earlier death, resignation or removal. You may not vote for a greater number of directors than those nominated.

Criteria for Nomination to the Board of Directors. Those persons nominated to our Board of Directors are selected by the Nominating and Corporate Governance Committee in accordance with the committee’s charter, our Certificate of Incorporation and Bylaws, our Corporate Governance Guidelines, and the criteria determined by the board for our director candidates. In considering the nomination of the directors identified below to serve until the 2016 annual meeting, the Nominating and Corporate Governance Committee sought and considered individuals with strong personal reputations and experience in business and other areas that are relevant and important to the financing, strategy and operations of the Company, as well as financial expertise to qualify as a “financial expert” for our Audit Committee. Each nominee for election as a director at this annual meeting of the stockholders of the Company holds or has held senior executive positions in organizations providing such background and expertise objectives, and each has the necessary business and financial experience sought by the Company in those areas, including strategic and financial planning, public company financing and reporting, compliance, risk management and leadership. Each of the nominated directors also has experience of serving on boards or in senior executive management of publicly held companies or governmental services requiring strong business and leadership acumen and implementation.

The Nominating and Corporate Governance Committee also considered and believes that each of the nominated individuals to serve as members of the Board of Directors has valuable personal and business attributes that have and will continue to be valuable to the Company in their advice and guidance to executive management of the Company. The Nominating and Corporate Governance Committee takes into account in its consideration, diversity in range of backgrounds, perspectives and experience of the individuals it recommends for nomination to our Board of Directors. Information on the specific experience of each nominee considered by the Nominating and Corporate Governance Committee can be found under the caption “Board of Directors – Board of Director Nominees for 2015 – 2016.”

Board Nominees

Our Board of Directors met in March 2015 and considered the candidates for nomination for election to the board at the 2015 annual meeting. The Nominating and Corporate Governance Committee, consisting of three independent members of the current Board of Directors, recommended that the full Board nominate the following individuals for re-election to the Board of Directors at the 2015 annual meeting:

Kelly M. Malson

Bob L. Martin

Douglas H. Martin

William E. Saunders, Jr.

David Schofman

Scott L. Thompson

Theodore M. Wright

Mr. Saunders was appointed to the Board on August 1, 2014 to fill a vacancy. Mr. Saunders was recommended to the Nominating and Corporate Governance Committee by our Chief Executive Officer. Each other nominated director was elected at our 2014 annual meeting and served on the Board of Directors throughout the fiscal year ended January 31, 2015. In making these recommendations, the Nominating and Corporate Governance Committee considered the experience, qualifications, attributes and skills of each of the nominees as described above and the requirements and qualifications discussed under “Board of Directors - Nomination Policies and Procedures”. Based on this recommendation, our Board of Directors has nominated the following individuals to be elected by the stockholders at the 2015 annual meeting. Each of the nominees currently serves as a director on the board.

Name	Position	Age	Term of Office	Fiscal 2015 Committee Membership

Kelly M. Malson	Independent Director	44	August 2012 - Current	Audit Committee - Chair (Financial Expert) Strategic Alternatives Committee

Bob L. Martin	Lead Independent Director	66	September 2003 - Current	Nominating and Corporate Governance Committee Compensation Committee

Douglas H. Martin	Director	61	February 2003 - Current	Credit Risk and Compliance Committee

William E. Saunders, Jr. (Appointed August 1, 2014)	Independent Director	41	August 2014 - Current	Audit Committee (Financial Expert) Nominating and Corporate Governance Committee Credit Risk and Compliance Committee (Chair) Strategic Alternatives Committee (Chair)

David Schofman	Independent Director	43	May 2012 - Current	Audit Committee Strategic Alternatives Committee

Scott L. Thompson	Independent Director	56	June 2004 - Current	Audit Committee (Financial Expert) - replaced in August of 2014 Compensation Committee (Chair) Credit Risk and Compliance Committee

Theodore M. Wright	Chairman of the Board Director Chief Executive Officer and President	52	September 2003 - Current	None

Those identified as “independent director” have been determined by our Board to be independent under NASDAQ rules. All nominees have consented to serve as directors. The board has no reason to believe that any of the nominees will be unable or unwilling to act as a director. In the event any nominated director is unable to stand for election, the Board of Directors may either reduce the size of the board or designate a substitute.

For biographical information and the experience, qualifications, attributes and skills of each that caused the Nominating and Corporate Governance Committee and our Board of Directors to determine that the nominees should serve as one of our directors regarding each of the board’s nominees for director, please refer to the information under the caption “Board of Directors – Board of Director Nominees for 2015 – 2016,” below.

Each director will be elected by the vote of a majority of the votes cast. This means the number of votes cast “for” a director must exceed 50% of the votes cast with respect to that director (excluding abstentions and broker non-votes). Each director has tendered his or her resignation which shall be effective only in the event that (i) the votes cast “for” such director nominee are less than 50%, and (ii) the Board of Directors accepts such resignation. The Nominating and Corporate Governance Committee will make a recommendation to the Board of Directors whether to accept any resignation in the event any director-nominee fails to receive over 50% of the votes cast “for” such director. The Board of Directors will then consider the recommendation and publicly disclose its decision within 90 days after the certification of the election results.

The Board of Directors Recommends That You Vote “FOR” the Election Of Each Of The Seven Board Nominees.

PROPOSAL TWO:

RATIFICATION OF THE SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP served as our independent registered public accounting firm for the fiscal year ended January 31, 2015. The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2016. Our Board of Directors has further directed that we submit the selection of our independent registered public accounting firm for ratification by the stockholders at the 2015 annual meeting. Stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, the board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. The Audit Committee believes it to be in the best interests of our stockholders to retain Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2016. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain Ernst & Young LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent public accounting firm at any time during the year if they determine that such a change would be in our best interests and those of our stockholders. The Audit Committee annually reviews the performance of our independent public accountants and the fees charged for their services. The Audit Committee anticipates, from time to time, obtaining competitive proposals from other independent public accounting firms for our annual audit. Based upon the Audit Committee’s analysis of this information, we will determine which independent public accounting firm to engage to perform our annual audit each year. Representatives of Ernst & Young LLP will attend the 2015 annual meeting of stockholders and will be available to respond to appropriate questions that may be asked by stockholders. These representatives will also have an opportunity to make a statement at the meeting if they desire to do so.

The Board of Directors and the Audit Committee Recommends That You Vote “FOR” The Ratification Of Ernst & Young LLP As Our Independent Registered Public Accounting Firm.

Principal Accounting Firm Fees and Services

Fees for professional services rendered by Ernst & Young LLP during fiscal 2015 and 2014 in each of the following categories, including related expenses, are:

	Fiscal Years Ended January 31,
	2015	2014
Audit Fees	$1,037,756	$799,213
Audit-Related Fees	-	-
Tax Fees	233,000	122,021
All Other Fees	-	-

Audit fees: Consists of fees for professional services rendered for the annual audit of the Company’s consolidated financial statements, including the audit of internal control over financial reporting, reviews of the interim financial statements included in the Company’s Quarterly Reports on Form 10-Q and work performed to support the Company’s debt and equity issuances, including SEC registration statements and filings, and the issuance of consents and in connection with responses to SEC comment letters.

Audit-related fees: There were no audit-related services performed in fiscal 2014 or fiscal 2015.

Tax fees: Consists of fees billed for professional services related to tax compliance, tax advice, and other tax planning services and advice.

Other Fees: Consists of fees billed for all other services and are unrelated to specific audit or audit-related services described above. There were none of these services performed in fiscal 2014 or fiscal 2015.

Our Audit Committee charter requires pre-approval of all services to be rendered by our independent auditors. All of the audit, audit-related fees, tax fees, and all other fees were approved by our Audit Committee for fiscal 2015 and 2014. It was determined that no services rendered by our outside auditors in fiscal 2015 were prohibited under the Sarbanes-Oxley Act of 2002. In addition, the Audit Committee has considered whether Ernst & Young LLP’s provision of services, other than services rendered in connection with the audit of our annual financial statements and reviews of our financial statements included in our Forms 10-Q for the most recent fiscal year, is compatible with maintaining Ernst & Young LLP’s independence and has determined that such services rendered met the requirements of independence.

AUDIT COMMITTEE REPORT

The Committee

Our Board of Directors established the Audit Committee to be responsible for the appointment, compensation, retention and oversight of the work of our independent auditors and to oversee our (i) financial reporting process; (ii) internal audits, internal control policies and procedures implementation and compliance with Sarbanes-Oxley Section 404 requirements and authorities; and (iii) financial, tax, and risk management policies. The Audit Committee is composed of three independent, non-employee directors and operates under a written charter, a copy of which is published on our website at www.conns.com under “Investor Relations – Corporate Governance.” The Audit Committee has prepared the following report on its activities with respect to our financial statements for the fiscal year ended January 31, 2015.

Review and Discussion

Management is responsible for our financial reporting process including its system of internal controls, and for the preparation of Conn’s, Inc.’s consolidated financial statements in accordance with generally accepted accounting principles. Ernst & Young LLP, our independent registered public accounting firm, is responsible for auditing those financial statements and for attesting to the effectiveness of our internal control over financial reporting. It is the Audit Committee’s responsibility to monitor and review these processes. The members of the Audit Committee are not employees of the Company and do not represent themselves to be or to serve as, accountants or auditors by profession or experts in the field of accounting or auditing.

In connection with the preparation of our audited financial statements for the fiscal year ended January 31, 2015, the Audit Committee:

•

reviewed and discussed our Annual Report on Form 10-K, including our audited consolidated financial statements and Management’s Report on Internal Control over Financial Reporting for the year ended January 31, 2015, with management;

•

discussed with Ernst & Young LLP the matters required to be discussed by auditing standards, including Auditing Standard No. 61, as amended, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T; and

•

received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB concerning independence, and discussed with Ernst & Young LLP its independence, including whether Ernst & Young LLP’s provision of non-audit services to the Company is compatible with the auditors’ independence.

The Audit Committee meets separately with our independent auditors to discuss the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting.

Recommendation

Based on the review and discussion referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2015, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE: Kelly M. Malson, Chair William E. Saunders, Jr. David Schofman

PROPOSAL THREE:

ADVISORY VOTE FOR APPROVAL OF THE COMPENSATION

OF OUR NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve or disapprove, in a non-binding advisory vote, the compensation of our named executive officers. At our annual meeting of stockholders held on May 24, 2011, our stockholders recommended in an advisory vote that we hold the advisory vote for approval of the compensation of our named executive officers annually. Our Board of Directors has agreed with this advisory vote, and has determined to hold this vote annually.

As described in the “Compensation Discussion and Analysis” section of this proxy statement, our compensation program for our named executive officers is designed to (i) motivate and reward performance that increases our stockholder value, including individual measured goals and objectives, (ii) attract and retain executive talent by offering competitive compensation opportunities, and (iii) build and encourage ownership of shares of our Common Stock. Toward these goals, our executive compensation program has been designed and administered to reward our named executive officers based on our financial and operating performance, and their individual performance, and to align their interests with those of our stockholders. In addition, our executive compensation program is designed to encourage their long term commitment to the Company. We believe that our executive compensation program, which primarily consists of a base salary, an annual Company performance-based cash bonus opportunity, and time- and performance-based equity awards, promotes these objectives. Please read the “Compensation Discussion and Analysis” for a discussion of these objectives, the determination of and the elements of compensation and awards for our executive officers, as well as the elements paid and awarded during our fiscal year ended January 31, 2015.

In applying these objectives, the Compensation Committee relied upon:

•

input and recommendations received from our Chairman and Chief Executive Officer regarding the performance of each executive officer (other than the Chief Executive Officer), each of whose performance is analyzed by the Compensation Committee, the provided documented support for the attainment by individual executive officers of their respective goals and objectives, and areas of responsibilities and expectations for future performance and goal attainment;

•	publicly available information with respect to the executive compensation practices of certain public companies in our industry and peer groups;

•	the analysis and recommendations regarding our compensation programs for our executive officers of Frederic W. Cook & Co., a compensation consultant that served as an independent advisor; and

•	the individual members’ of the Compensation Committee knowledge of industry compensation practices and programs.

For the reasons discussed above, the Board of Directors unanimously recommends that stockholders vote in favor of the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion continued in this proxy statement, is hereby APPROVED on a non-binding, advisory basis.”

While the resolution is non-binding, the Board of Directors values the opinions that stockholders express in their votes and in any additional dialogue. It will consider the outcome of the vote and those opinions when making future compensation decisions. To the extent there is any significant vote against the named executive officers’ compensation, the Compensation Committee will consider our stockholders’ advisory vote, and evaluate whether, and if so to the extent any actions are necessary to address our named executive officers’ compensation program.

The Board of Directors Recommends That You Vote “FOR” The Approval, On A Non-

Binding Basis, of The Compensation

Of Our Named Executive Officers.

BOARD OF DIRECTORS

Board of Director Nominees for 2015 - 2016:

Theodore M. Wright was elected as our Chief Executive Officer and President effective December 5, 2011, having previously served as our Interim Chief Executive Officer and President from February 27, 2011 until this election. He was elected as Chairman of our board of directors effective December 7, 2010 and has served as a director since September 2003 when the Company became a publicly held entity. Mr. Wright served as the President of Sonic Automotive, Inc., a New York Stock Exchange listed and Fortune 300 automotive retailer, from October 2002 until his retirement in April 2005. Previously Mr. Wright served as its Chief Financial Officer from April 1997 to April 2003. Mr. Wright also served on Sonic Automotive, Inc. board of directors from 1997 through 2004. From 1995 to 1997, Mr. Wright was a Senior Manager in Deloitte & Touche LLP’s Columbia, South Carolina office. From 1994 to 1995, he was a Senior Manager in Deloitte & Touche LLP’s National Office of Accounting Research and SEC Services Department. Mr. Wright currently serves on the board of directors of Titan Machinery, Inc., and serves as a member of its audit committee and its compensation committee. Mr. Wright received a B.A. from Davidson College.

Mr. Wright has extensive financial knowledge and public company experience and provides valuable guidance to our board of directors in overseeing various aspects of our operations. He previously served on the board of directors’ Audit Committee as its chairman, and on the board’s Compensation Committee. In addition, his prior experience as executive of a public company in the retail industry provides additional insights to our board of directors. His service to our Company as our Chief Executive Officer and President provides Mr. Wright with additional and particular knowledge of our Company that he brings to our board of directors.

Bob L. Martin has served as director since September 2003, and was appointed as our Lead Independent Director in August 2012. Mr. Martin was elected as an Operating Partner of The Stephens Group LLC, a family-owned investment company in March 2012, and currently holds such position. Mr. Martin is also the Chief Executive Officer (part-time) of Mcon Management Services, Ltd., a consulting company since 2002. He was previously a consultant to that entity. Mr. Martin has over 35 years of retailing and merchandising experience. Prior to retiring from the retail industry in 1999, he headed the international operations of Wal-Mart International, Inc. for 15 years. From 1968 to 1983, Mr. Martin was responsible for technology services for Dillard’s, Inc. Mr. Martin has also served as a director of Dillard’s, Inc., Sabre Holdings Corporation, Furniture Brands International and Guitar Center, Incorporated. Mr. Martin currently serves on the board of directors of Gap, Inc. He has experience as chairman of corporate governance and compensation committee, and has been a member of an audit committee, in each case, of publicly held companies. Mr. Martin attended South Texas University and holds an honorary doctorate degree from Southwest Baptist University.

Mr. Martin was selected to serve on our Board of Directors due to his extensive experience in information technology and the retail industry, as well as his service and experience on a host of other public company boards. Mr. Martin’s experiences contribute to our Board of Directors’ understanding of innovations and issues affecting information technologies and retail strategies in our industry and marketplace. Mr. Martin is a member of the Nominating and Corporate Governance Committee and the Compensation Committee.

There is no relation between Mr. Bob Martin and Mr. Doug Martin.

Kelly M. Malson was appointed as a director in August 2012 and chair of the Company’s Audit Committee effective November 26, 2012. Ms. Malson served as Senior Vice President, Chief Financial Officer and Treasurer of World Acceptance Corporation from May 2009 until stepping down from those positions in December 2013. She remained employed by World Acceptance Corporation from December 2013 until her retirement in February 2014. Prior to that, she held the titles of Vice President and Chief Financial Officer from March 2006 until May 2009 and Vice President of Internal Audit from September 2005 to March 2006 at World Acceptance Corporation. Ms. Malson served as Finance Compliance Manager for ITRON, Inc., IEM Unit from 2004 to 2005. Prior to 2004, she served in various positions with KPMG, LLC and Arthur Andersen LLP. Ms. Malson obtained her Bachelor’s Degree in Accountancy from Southern Illinois University in 1993.

Ms. Malson was selected to serve on our board because of her extensive experience in the financial industry, her executive positions at World Acceptance Corporation, a consumer finance business, and her substantive knowledge about the variety of issues confronting our business. In addition to being chair of the Audit Committee, Ms. Malson serves on the board’s Strategic Alternatives Committee.

Douglas H. Martin served as a director of the predecessor to the Company beginning in 1998, and was appointed as one of our directors in February 2003. Mr. Martin is an Executive Vice President of Stephens Inc., an investment bank, where he has been employed since 1981. He is responsible for the investment of the firm’s capital in private companies. Mr. Martin serves as a member of the board of directors of numerous privately held companies. He received his B.A. in physics and economics from Vanderbilt University and his M.B.A. from Stanford University.

Mr. Martin brings to our board of directors diverse experience in investment analysis and valuation, and has extensive experience and insights into debt and equity financing and structuring, capital markets and capitalization strategies. Mr. Martin brings historical working knowledge of our Company to our board of directors due to his long tenure and relationship with us. Mr. Martin’s relationship with the certain holders of substantial amounts of the Company’s Common Stock also helps the board of directors to have more direct insight into how its decisions impact our stockholders. Mr. Martin is a member of the Credit Risk and Compliance Committee.

William E. Saunders, Jr. was appointed as a director in August 2014 and has served on the Company’s Audit Committee and Nominating and Corporate Governance Committee since his appointment. Mr. Saunders has served as Chairman of the Company’s Credit Risk and Compliance Committee since the committee’s formation in December 2014. In addition, Mr. Saunders is a chair of our Strategic Alternatives Committee. Mr. Saunders has served as the Chief Executive Officer of Community Choice Financial Inc., a leading retailer of alternative consumer financial services products, since June 2008, and Chairman of its Board of Directors since May 2014, after joining the company as its Chief Financial Officer in March 2006. Prior to joining Community Choice Financial (previously CheckSmart Financial Holdings), Mr. Saunders was a Vice President for Stephens Inc., an investment bank, from 2004 to 2006 and, prior to that, was an associate at Houlihan Lokey, and investment bank, SunTrust Equitable Securities, an investment bank, and Arthur Andersen, an accounting firm. Mr. Saunders holds a B.S. in Business with Special Attainment in Accounting and Commerce from Washington & Lee University and is a certified public accountant in the State of Georgia. Mr. Saunders brings extensive investment banking, finance, management, and strategic experience to our Board.

David Schofman was appointed as a director in March of 2012. Mr. Schofman is an active executive, investor and board member for several companies including: Pure Networx, Inc., an online reseller of IT hardware; Coro Health, LLC, a new media healthcare company and CPO Commerce, Inc., the largest online tool retailer. In addition, Mr. Schofman participates in several other business ventures through his private equity and management services business, AnderSchof Investments, LLP. Mr. Schofman previously served as the Chief Executive Officer of Callaway Golf Interactive from June 2004 to September 2007, and as the Executive Vice President Global Ecommerce of Callaway Golf from 2004 to 2007. Mr. Schofman was the co-founder and CEO of FrogTrader from 2000-2004 until the Company was sold to Callaway Golf. Prior to that, Mr. Schofman was the co-founder and CEO of International Golf Outlet from 1995-1999, which was sold to CBS Sportsline. Mr. Schofman is a graduate of the University of Texas at Austin in 1994.

Mr. Schofman has varied and valuable experience in electronic media, E-commerce, retail operations, branding and merchandising strategies. Having built and operated several business ventures, Mr. Schofman brings invaluable background and assets to our board of directors. He also brings our board of directors a high level of executive experience due to his serving as chief executive officer of businesses, as well as his serving as a director of other company boards of directors and advisors. Mr. Schofman serves on our Audit Committee and Strategic Alternatives Committee.

Scott L. Thompson has served as a director since June 2004. Mr. Thompson is the former Chief Executive Officer and President of Dollar Thrifty Automotive Group, Inc., a

holding company for car rental companies, and Chairman of its board of directors, positions he held from 2008 until November 2012 when the Company was sold to the Hertz Corporation. In January 2004, Mr. Thompson retired from Group 1 Automotive, Inc. where he played a major role in the founding and subsequent growth of that New York Stock Exchange listed and Fortune 500 Company. He served as Executive Vice President, Chief Financial Officer and Treasurer of Group 1 from February 2002 until his retirement. From 1996 until February 2002, Mr. Thompson served as Senior Vice President, Chief Financial Officer and Treasurer of Group 1. From 1991 to 1996, Mr. Thompson served as Executive Vice President, Operations and Finance for KSA Industries, Inc., a billion dollar diversified enterprise with interests in automotive retailing, investments, energy and professional sports. Mr. Thompson previously served on the board of directors of UAP Holding Corp. and Adams Resources, Inc. He currently serves on the board of Asbury Automotive Group and Houston Wire and Cable. Mr. Thompson has extensive experience in automotive retailing, investments, energy and professional sports and is a certified public accountant.

Mr. Thompson’s varied and valuable experience in the financial, retail, operational, corporate governance and accounting areas of business brings invaluable background and assets to our board of directors. He also brings our board of directors a high level of executive experience due to his having served as chief executive officer of a public company, as well as his service as a director of other public company boards of directors. Until Mr. Thompson was replaced on the Audit Committee in August 2014, he had served on the committee in each fiscal year since his joining our board of directors, and was one of our Audit Committee’s financial experts during that period. He is also a member of the Compensation Committee and Credit Risk and Compliance Committee.

If elected, these directors will serve one year terms which expire at our 2016 annual meeting of stockholders.

Nomination Policies and Procedures

Our Nominating and Corporate Governance Committee consists of Mr. Jacoby, Mr. Bob Martin, and Mr. Saunders who joined the committee in August 2014 upon his appointment to the Board of Directors.

The goal of our board has been and continues to be, to identify nominees for service on the board of directors who will bring a diversity and variety of perspectives and skills from their professional and business experience, including financial and accounting experience as appropriate. In carrying out its function to nominate candidates for election to our board, the Nominating and Corporate Governance Committee considers the mix of skills, experience, character, commitment, and diversity – diversity being broadly construed to mean a variety of opinions, perspectives, experiences and backgrounds, such as gender, race and ethnicity differences, as well as other differentiating characteristics, all in the context of the requirements of our board at that point in time. The Nominating and Corporate Governance Committee will assess the effectiveness of this policy annually in connection with the nomination of directors for election at the annual meeting of stockholders. In furtherance of our board’s goal of identifying and selecting nominees, our board has adopted Corporate Governance Guidelines which are available on our website at www.conns.com under “Investor Relations – Corporate Governance”.

The Nominating and Corporate Governance Committee assists the board in fulfilling its responsibilities by (1) identifying individuals believed to be qualified to become members of the board, consistent with criteria approved by the board, (2) recommending candidates to the board for election or reelection as directors, including director candidates submitted by our stockholders, and (3) overseeing, reviewing and making periodic recommendations to the board concerning our corporate governance policies. The committee does not have a specific written policy or process regarding the nominations of directors, nor does it maintain minimum standards for director nominees other than as set forth in the committee’s charter and the Company’s Corporate Governance Guidelines.

The Nominating and Corporate Governance Committee will consider candidates for nomination proposed by stockholders so long as they are made in accordance with the provisions of Section 2.14 of our Bylaws. Section 2.14 of our Bylaws requires that the stockholder provide written notice to our corporate secretary no later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the anniversary date of the mailing of the proxy statement for the immediately preceding annual meeting of the stockholders. The notice to our secretary must set forth (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director, information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serve as a director if elected); (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of such business, the reasons for conducting such business at the meeting and any material interest in the business by the stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address, as they appear on the Company’s books, of such stockholder and beneficial owner; and (ii) the class and number of shares of the Company that are owned beneficially and held of record by such stockholder and such beneficial owner. Notwithstanding this procedure, the board may, in its discretion, exclude from any proxy materials sent to stockholders any matters that may properly be excluded under the Exchange Act, Securities and Exchange Commission rules or other applicable laws. The Nomination and Corporate Governance Committee treats recommendations for directors that are received from the Company’s stockholders equally with recommendations received from any other source, so long as the recommendations comply with the procedures for stockholder recommendations set forth in the Company’s Bylaws, as outlined above.

The charter of the Nominating and Corporate Governance Committee sets forth the minimum requirements for a person to be qualified to be a member of the board of directors, which are that a person must (i) be an individual of the highest character and integrity and have an inquiring mind, vision, a willingness to ask hard questions and the ability to work well with others; (ii) be free of any conflict of interest that would violate any applicable law or regulation or interfere with the proper and reasonable performance of the responsibilities of a director; (iii) be willing and able to devote sufficient time to the affairs of the Company and be diligent in fulfilling the responsibilities of a director and board committee member (including developing and maintaining sufficient knowledge of the Company and its industry; reviewing and analyzing reports and other information important to the board and committee responsibilities; preparing for, attending and participating in board and committee meetings; and satisfying appropriate orientation and continuing education guidelines); and (iv) have the capacity and desire to represent the balanced, best interest of the stockholders as a whole and not primarily a special interest group or constituency. The Nominating and Corporate Governance Committee evaluates whether certain individuals possess the foregoing qualities and recommends to the Board for nomination candidates for election or re-election as directors at the annual meeting of stockholders, or if applicable, at a special meeting of stockholders. This process is the same regardless of whether the nominee is recommended by our board or one of our stockholders.

Independent Board Composition

NASDAQ requires that a majority of the board of directors of a listed company be “independent.” NASDAQ’s rules provide that an independent director is a person other than an officer or employee of the Company or its subsidiaries or any other individual having a relationship that, in the opinion of the Company’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The board has determined that each of Mr. Jacoby, Ms. Malson, Mr. Bob Martin, Mr. Saunders, Mr. Schofman and Mr. Thompson is “independent” as defined under SEC and NASDAQ rules. Mr. Bob L. Martin was appointed our Lead Independent Director in August 2012.

The independent directors of the board held executive sessions at each regular meeting of the Board of Directors during the fiscal year ended January 31, 2015.

At the meeting of the Nominating and Corporate Governance Committee held in March 2015, the Committee discussed the relationships of Jon E.M. Jacoby and Bob L. Martin with The Stephens Group, LLC, and whether those relationships or ownership interests impacted their ability to exercise independent judgment in carrying out their responsibilities as a directors.

The Committee discussed the fact that Mr. Jacoby’s independence has been approved by the Nominating and Corporate Governance Committee and/or the Company’s Board of Directors every year since the Company’s fiscal year 2008, the year in which The Stephens Group, LLC and Stephens Inc. became independent of each other. The Committee considered Mr. Jacoby’s relationship with The Stephens Group, LLC, and that Mr. Jacoby, although previously employed by Stephens Inc., which has provided investment banking and brokerage services to the Company, was not involved in any investment activities of Stephens Inc. The Committee considered Mr. Jacoby’s positions with these significant stockholders, the fact that Mr. Jacoby is not involved with the investment services of Stephens Inc., and his lack of voting control of the Company’s Common Stock owned by The Stephens Group, LLC, or SG-1890 LLC, an affiliate of The Stephens Group, LLC., and his continuous exercising of independent judgment as one of our directors over the years, and determined that and recommended to the Board of Directors that it approve Mr. Jacoby’s independence as defined under the SEC and the NASDAQ rules.

The Committee discussed the current position of Bob Martin with The Stephens Group, LLC, and the fact that the position is not substantively different from the consulting work that Mr. Martin has done in previous years for The Stephens Group, LLC, the continuous exercise of independent judgment by Mr. Bob Martin since his election to our Board in 2003, and his lack of control of voting of Common Stock owned by The Stephens Group, LLC or any of its affiliates, including SG-1890 LLC, the Committee has determined that and recommended to the Board of Directors that it approve Mr. Bob Martin’s independence as defined under the SEC and the NASDAQ rules.

At its meeting in March 2015, our Board of Directors approved the independence of Messrs. Jacoby and Bob Martin.

Board Meetings

During the fiscal year ended January 31, 2015, the board of directors held 19 meetings. All directors attended 75% or more of all meetings of the Board and the committees on which they served during the fiscal year ended January 31, 2015.

Policy Regarding Director Attendance at the Annual Meeting of Stockholders

It is our policy that each member of the Board of Directors is encouraged to attend our annual meeting of stockholders. Each director serving at the time of last year’s annual meeting attended our annual meeting of stockholders.

Committees of the Board

Audit Committee

The Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of our independent auditors. It also approves audit reports and plans, accounting policies, audit fees and certain other expenses. In connection with the rules adopted by the SEC and NASDAQ, we adopted a written charter for the Audit Committee, which is posted on our website at www.conns.com under “Investor Relations – Corporate Governance.” The Audit Committee reviews and reassesses the adequacy of the written charter on an annual basis.

Prior to August 1, 2014, the members of our Audit Committee were Ms. Malson, who has served as chair of the Audit Committee since November 2012, Mr. Thompson and Mr. Schofman. As of August 1, 2014, Mr. Thompson was replaced on the Audit Committee by Mr. Saunders. The Audit Committee held six meetings in the fiscal year ended January 31, 2015. The board has determined that each of Ms. Malson, Mr. Saunders and Mr. Thompson is an “audit committee financial expert” as described in Item 407(d)(5) of Regulation S-K. In addition, each of the members of the Audit Committee is “independent” as defined by the NASDAQ listing standards and the Sarbanes-Oxley Act of 2002 as determined by our Board of Directors.

Compensation Committee

The Compensation Committee establishes, reviews and approves the compensation program for the Chief Executive Officer and other executive officers based upon recommendations by our independent compensation consultant. Our Chief Executive Officer does not play a role, nor does he make any recommendations in respect of, the determination of his own compensation. The Compensation Committee also evaluates the compensation plans, policies and programs of the executive officers of the Company and makes recommendations to the board of directors concerning such plans, policies and programs. It addition, it advises the board regarding compensation plans, policies and programs applicable to non-employee directors for their services as a member of our Board, and administers our stock option, stock purchase and other equity plans. The Compensation Committee also evaluates the competitiveness of our compensation and the performance of our Chairman and Chief Executive Officer and other executive officers. In connection with the rules adopted by the SEC and NASDAQ, the Company adopted a written charter for the Compensation Committee, which was amended by our Board in March 2014 to provide that before engaging a compensation adviser (other than in-house legal counsel), the Compensation Committee shall consider all factors that could affect the independence of such consultant, counsel or advisor as may be identified from time to time in the rules and regulations of the SEC and the listing standards of NASDAQ relevant to that adviser’s independence from management. A copy of the Compensation Committee charter, as amended, is posted on our website at www.conns.com under “Investor Relations – Corporate Governance.”

Mr. Thompson (Chair), Mr. Jacoby and Mr. Bob Martin are the members of the Compensation Committee and were for the entirety of fiscal year ended January 31, 2015. Effective upon their election at the 2014 annual meeting of stockholders, Mr. Jacoby stepped down as chair of the Compensation Committee and Mr. Thompson was appointed as chair of the committee. Each member of the Compensation Committee is “independent” as defined by the NASDAQ listing standards.

The Compensation Committee held five meetings in the fiscal year ended January 31, 2015. All members of the Compensation Committee were determined by the Board of Directors to be independent directors as defined by NASDAQ listing standards. Additional information on the Compensation Committee’s processes and procedures for consideration of executive compensation are addressed in the Compensation Discussion and Analysis section of this proxy statement below.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee assists the board in identifying and recommending individuals for election or reelection as directors, including director candidates submitted by our stockholders, and advises the board with respect to corporate governance policies and procedures. The committee will periodically review and make recommendations regarding our corporate governance policies and procedures; copies of which corporate governance policies and procedures are discussed below under “Corporate Governance” and are posted on our website at www.conns.com under “Investor Relations – Corporate Governance.” We adopted a written charter for the Nominating and Corporate Governance Committee, and a summary “corporate governance policies and procedures” which are posted on our website at www.conns.com under “Investor Relations – Corporate Governance.”

The Nominating and Corporate Governance Committee is also responsible for overseeing a formal evaluation process to assess the composition and performance of the Board, each committee, and each individual director on an annual basis. The assessment is conducted to identify opportunities for improvement and skill set needs, as well as to ensure that the Board, committees, and individual members have the appropriate blend of diverse experiences and backgrounds, and are effective and productive. As part of the process, each member completes a questionnaire that includes Board, committee and individual assessments. While results are aggregated and summarized for discussion purposes, individual responses are not attributed to any member and are kept confidential to ensure honest and candid feedback is received.

Members of the Nominating and Corporate Governance Committee are appointed by the Board. The members of the Committee serve until their successors are duly elected and qualified, and they may be removed by the board of directors in its discretion. Each member of the Nominating and Corporate Governance Committee is an independent director (who, for the avoidance of doubt, is not an employee of the Company or any of its subsidiaries).

Prior to August 1, 2014, the members of the Committee were Mr. Jacoby (chair) and Mr. Bob Martin. On August 1, 2014, effective with his appointment to the Board, Mr. Saunders became a member of the committee.

All members of the Nominating and Corporate Governance Committee were determined to be “independent” as defined by the SEC and NASDAQ listing standards. The Nominating and Governance Committee held one meeting in the fiscal year ended January  31, 2015.

Compensation of Non-Employee Directors

The Compensation Committee periodically reviews director compensation for service on the Board and for service on any Board committees and recommends director compensation and any changes to such compensation to the Board for approval. The Board annually reviews and approves director compensation for Board and committee service based on the recommendations of the Compensation Committee. The Compensation Committee engaged Frederic W. Cook & Co. (“F.W. Cook”) to review the competitiveness of the compensation program for our non-employee directors. Based on the review, in May 2014 the Compensation Committee recommended to the Board that the director compensation program be adjusted to bring the annual Board and committee retainers and annual equity grants to non-employee directors in line with median peer group practice to make compensation for service on our Board more competitive in the marketplace. The Board approved the recommended changes to the non-employee director compensation. Directors who are also employees of the Company do not receive any compensation for service on the Board in addition to their regular employee compensation. The following table summarizes the adjustments made in fiscal 2015 to our non-employee director compensation plan:

Fee	Fiscal 2015	Fiscal 2014
Annual Cash Retainer (1)	$70,000	$50,000
Additional Annual Retainer for Lead Director	$20,000	$15,000
Annual Equity Awards (2)	$75,000	$60,000
Audit Committee Chair	$15,000	$15,000
Compensation Committee Chair	$10,000	$10,000
Nominating & Corporate Governance Committee Chair	$7,500	$-

(1)     The Company reimburses all directors for reasonable travel and out-of-pocket expenses incurred in connection with their duties as directors, including attendance at meetings.

(2)     Annual equity awards issued under our 2011 Non-Employee Director Restricted Stock Plan are granted on the date of the first regular Board meeting following the date of the annual meeting of stockholders, are payable in the form of restricted stock units, are valued at the grant date, and fully vest on the one-year anniversary of the date of grant. The number of shares of restricted stock granted pursuant to each such restricted stock unit grant to the directors is determined by dividing the total dollar amount awarded by the closing price of the Company’s common stock on the date of grant.

Non-employee directors are also eligible to participate in the employee discount program and are subject to the same terms of the program as Company employees.

In February 2003, we adopted the 2003 Non-Employee Director Stock Option Plan in connection with our initial public offering, and amended the plan by vote of stockholders at our 2006 annual meeting of stockholders. The plan is administered by the board of directors. Only non-employee directors are eligible grantees. Upon the closing of the initial public offering, we granted each of our then-current non-employee directors the option to purchase 40,000 shares of our Common Stock. Up until the 2012 fiscal year, we automatically, per the 2003 Non-Employee Director Stock Option Plan, granted our non-employee directors an option to purchase an additional 10,000 shares following each annual meeting of stockholders on and after the fourth anniversary of each non-employee director’s initial election or appointment to the board of directors. The initial options to purchase 40,000 shares of our Common Stock issued to non-employee directors vested equally over a three year period, and the additional options to purchase 10,000 shares of our Common Stock issued to non-employee directors vested on the first annual anniversary date of the date of the grant. All of these options have vested and are reflected in the tables below to the extent unexercised. The exercise price of each option was equal to the price per share of our Common Stock at the close of market on the date the option was granted. The options have a term of up to ten years before they expire. If the Compensation Committee were to determine to issue any further options to non-employee directors, they would vest on the annual anniversary date of their issuance, and would be priced as of the close of market on the date of the grant, and upon a change in control or sale of the Company, the optionees would have special vesting and exercise rights. Under the 2003 Non-Employee Director Stock Option Plan, the number of options available to issue is 600,000. As of January 31, 2015, 550,000 options had been issued under this Plan.

The annual award of options granted under our 2003 Non-Employee Director Stock Option Plan was eliminated by our Compensation Committee for our non-employee board members since fiscal year 2012 and no options have been issued to our non-employee directors since fiscal 2011.

At our 2011 annual meeting, our stockholders approved the adoption of the Company’s 2011 Non-Employee Director Restricted Stock Plan. This Plan is administered by our Compensation Committee and only non-employee directors are eligible recipients of awards under the Plan. The Plan permits the awarding of restricted stock and restricted stock units to our non-employee directors.

In May 2014, all non-employee directors (other than Mr. Saunders) received 1,633 restricted stock units with a fair value of approximately $75,000. On August 1, 2014, upon joining the Board, Mr. Saunders received 1,550 restricted stock units with a fair value of approximately $62,500 which reflects a pro-rated grant for his service until the next regularly scheduled grant date.

The following table presents the total compensation for each non-employee director for fiscal 2015:

DIRECTOR COMPENSATION
Name	Fees earned or paid in cash	Stock Awards	Option Awards	Non Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
	($)(1)	($)(2)	($)	($)	($)	($)	($)
Jon E. M. Jacoby(3)	77,500	75,000	-	-	-	-	152,500
Kelly M. Malson	85,000	75,000	-	-	-	-	160,000
Bob L. Martin	90,000	75,000	-	-	-	-	165,000
Douglas H.Martin	70,000	75,000	-	-	-	-	145,000
Scott L. Thompson	80,000	75,000	-	-	-	-	155,000
David Schofman	70,000	75,000	-	-	-	-	145,000
William E. Saunders, Jr.	58,333	62,500	-	-	-	-	120,833

(1)     Reflects cash retainer fee of $70,000 per year, annual Committee chair fees paid to Ms. Malson ($15,000 for serving as chair of the Audit Committee), Mr. Thompson ($10,000 for serving as chair of the Compensation Committee), Mr. Jacoby ($7,500 for serving as chair of the Nominating and Corporate Governance Committee) and Mr. Bobby Martin ($20,000 for serving as Lead Independent Director). Directors who begin their Board service mid-year receive a pro-rata portion of the cash retainers and annual equity compensation. Mr. Saunders joined the Board in August 2014.

(2)     Aggregate grant date fair value of awards granted during the year in accordance with FASB ASC Topic 718. Information regarding the assumptions used in calculating the fair value under FASB ASC Topic 718 can be found in Note 11 to the financial statements contained in the Company’s annual report on Form 10-K for the year ended January 31, 2015. Except for Mr. Saunders, each of our non-employee directors were issued 1,633 restricted stock units pursuant to the Company’s 2011 Non-Employee Director Restricted Stock Plan on May 27, 2014. Mr. Saunders was awarded 1,550 restricted stock units, his pro-rata portion of his annual equity compensation when he was appointed to the Board in August 2014. All of the awards, including Mr. Saunders’, vest on May 27, 2015.

(3)     Mr. Jacoby has chosen to retire and not stand for re-election at the 2015 annual meeting. Accordingly, following the annual meeting, Mr. Jacoby will no longer be a director of the company.

All non-employee directors are required to own shares of our Common Stock with a value equal to three times his or her annual cash retainer subject to the terms of the Company’s stock ownership guidelines which are described in greater detail under the caption “Stock Ownership Guidelines”. Except for Mr. Saunders, all of our directors meet or exceed our current stock ownership guidelines, Mr. Saunders joined our board of directors in August 2014 and, in accordance with our stock ownership guidelines must retain 50% of the net after-tax shares realized from any equity awards granted by the Company until the guidelines are met.

Listed below are the aggregate outstanding restricted stock unit awards and option awards held by each non-management director at the end of the fiscal year ended January 31, 2015:

Name	Stock Awards	Option Awards
	(#)	(#)
Jon E. M. Jacoby	1,633	10,000
Kelly M. Malson	1,633	-
Bob L. Martin	1,633	40,000
Douglas H.Martin	1,633	40,000
Scott L. Thompson	1,633	10,000
William E. Saunders, Jr.	1,550	-
David Schofman	1,633	-

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This Compensation Discussion and Analysis provides stockholders with an understanding of our compensation philosophy, objectives, policies and practices in place during fiscal 2015, as well as the factors considered by our Compensation Committee of the Board of Directors in making compensation decisions for fiscal 2015. This Compensation Discussion and Analysis focuses on the compensation of our Chief Executive Officer, our Chief Financial Officer, our former Chief Financial Officer and our three other most highly compensated officers for fiscal 2015 (the “named executive officers”), namely:

Name	Title
Theodore M. Wright	Chairman, President and Chief Executive Officer
Mark A. Haley	Vice President, Chief Accounting Officer and Interim Chief Financial Officer
Brian E. Taylor (until December 8, 2014)	Former Vice President, Chief Financial Officer and Treasurer
Michael J. Poppe	Executive Vice President and Chief Operating Officer
David W. Trahan	President-Retail
Donald A. Welch	Vice President-Real Estate

Fiscal 2015 Business Highlights

We are a leading specialty retailer that offers a broad selection of quality, branded durable consumer goods and related services together with a proprietary credit solution for its core credit constrained consumers. We operate an integrated and scalable business through our retail stores and website. Our complementary product offerings include home appliances, furniture and mattresses, consumer electronics and home office products from leading global brands across various price points. Our credit offering provides financing solutions to a large, underserved population of credit constrained consumers who typically have credit scores between 550 and 650. We provide customers the opportunity to comparison shop across brands with confidence in our competitive prices as well as affordable monthly payment options, next day delivery and installation, and product repair service. We believe our large, attractively merchandised stores and credit solutions offer a distinctive shopping experience compared to other retailers that target our core customer demographic.

We achieved several significant financial and operational results in fiscal 2015 (on a year-over-year basis unless otherwise noted):

•	Full fiscal year consolidated revenue was $1.5 billion, a 24.4% increase;

•	Retail gross margins increased 60 basis points, to 40.5%; and

•	Retail segment operating income was $159.0 million, a 16.8% increase.

Fiscal 2015 Compensation Highlights

•	Lower Total Cash Compensation. Mr. Wright’s total cash compensation (the sum of his annual base salary and annual cash incentive bonus payout) decreased approximately

44% from fiscal 2014. The total cash compensation in fiscal 2015 for Mr. Poppe, Mr. Trahan and Mr. Taylor decreased approximately 48%, 44% and 37%, respectively.

•

No Annual Cash Incentive Bonuses. Bonuses under our annual cash incentive plan are based upon the achievement of certain adjusted operating income. Fiscal 2015 adjusted operating income was approximately $125,557,000, below threshold-level performance. Accordingly, no bonuses were paid to any of our named executive officers under the fiscal 2015 annual cash incentive plan.

•

Fiscal 2014 Performance-Based Restricted Stock Units. As a result of the Company’s return on invested capital for the performance period ending January 31, 2015 falling below threshold-level, the Compensation Committee determined that all of the performance-based restricted stock units issued in fiscal 2014 relating to such performance period would not vest and would be forfeited.

•

Market Adjustments in Total Direct Compensation. To help maintain alignment with the competitive market and to recognize performance in fiscal 2014, in December 2013, the Compensation Committee approved increases in the fiscal 2015 total direct compensation for Mr. Wright, Mr. Taylor, Mr. Poppe and Mr. Trahan.

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Base Salary: Mr. Wright received a 21.4% percent increase from fiscal 2014 levels (Mr. Wright’s fiscal 2014 base salary was the same as in fiscal 2013). The average increase in the base salary for Mr. Poppe, Mr. Trahan and Mr. Taylor was approximately 20.9%. No changes were made to the base salaries of Mr. Haley or Mr. Welch.

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Annual Cash Incentive Plan. Mr. Wright’s target annual cash incentive was increased from 60% to 100% of base salary. No other adjustments were made to the target annual cash bonus award opportunities for our other named executive officers.

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Long-Term Incentive Plan. The value of Mr. Wright’s target annual equity award was increased from 100% of his base salary to the aggregate of his (x) base salary plus (y) target annual cash bonus. No other adjustments were made to target long-term incentive award opportunities for the other named executive officers.

Other than the $9,000 per month that Mr. Haley will receive for each month he serves as Interim Chief Financial Officer, no adjustments have been made to any component of compensation (base salary, target annual cash bonus or target value of equity awards) for fiscal 2016 for any of our named executive officers.

•	Discretionary Bonuses. No discretionary bonuses were paid to our named executive officers (other than Mr. Haley and Mr. Welch as discussed under the caption “Discretionary Bonuses” below).

Compensation Philosophy and Objectives

We have developed a compensation program for our named executive officers designed to: (i) reward and motivate individual and Company performance; (ii) attract and retain executive talent with competitive compensation opportunities; and (iii) build and encourage ownership of our Common Stock. Toward these goals, our compensation program has been designed and administered to reward our named executive officers based on our financial and operating performance and their individual performance, and to align their interests with those of our stockholders. In addition, these goals are intended to encourage their long term commitment to the Company. We believe that our executive compensation program, which consists primarily of a base salary, an annual performance-based cash bonus opportunity, and time- and performance-based equity awards, promotes these objectives.

Compensation Philosophy

The following is the executive compensation philosophy that has been adopted by our Compensation Committee:

Compensation realized by executives should reflect the individual skills and contributions of the executive, as well as the Company’s overall performance against its business plan and changes in stockholder value.

The basic objectives of the Company’s executive compensation program include:

•	Attracting, motivating and retaining skilled executives necessary to execute its business strategy;

•	Motivating executives by linking compensation opportunity to the achievement of the Company’s short-term and long-term growth and profitability goals as well as execution of its business strategy;

•	Aligning interests of management and stockholders by linking realized compensation directly to increases in stockholder value and requiring ownership of Company stock over a sustained period; and

•

Promoting a pay-for-performance culture on a risk-appropriate basis with a majority of the named executive officer’s compensation to be earned, or increase in value, based on Company and stock performance.

In addition, the efficiency of the overall program from a tax, accounting, cash flow and stockholder dilution perspective should be balanced against the above objectives. In support of the stated objectives, the Company delivers an executive compensation program that includes the following fundamental elements:

1.	Base salary;

2.	Short-term cash incentives; and

3.	Long-term equity incentives in the form of options, restricted stock units and performance-based restricted stock units.

Additional benefits and perquisites may be included when appropriate. A named executive officer’s total direct compensation opportunity (i.e., base salary, target short-term cash incentives and long-term equity incentives) should be competitive with market practice. “Market practice” generally means the median (i.e., 50th percentile) of the total direct compensation opportunity of peer executives at companies in our peer group (defined below). However, the Compensation Committee may in its discretion provide a named executive officer with a total direct compensation opportunity above or below market practice based on the following factors:

•	The named executive officer’s individual skills, experience, and performance;

•	The difficulty of replacing the named executive officer and importance of the position to the Company; and

•	The risk profile of the named executive officer’s compensation relative to market practice.

Actual compensation earned by a named executive officer may be above or below market level depending on the named executive officer’s individual performance and the Company’s absolute or relative performance to its peers.

Compensation Objectives

Reward Performance: A significant portion of the total direct compensation of each of our named executive officers is performance-based. One way in which we reward performance is through grants of equity, the value of which is tied to changes in our stock price. While we recognize that stock price performance is one measure of performance, given the volatile nature of business conditions in our industry and the financial markets, we believe that it may not always be the best performance measure. As a result, a portion of our named executive officers’ total direct compensation is based on the Company’s financial results, as measured by our adjusted operating income in the case of annual cash bonuses and by our return on invested capital in the case of performance-based restricted stock units. The Compensation Committee may also award discretionary bonuses based on its review of individual performance.

Attract, Retain and Motivate: We structure the compensation of our named executive officers with the goal of attracting and retaining excellent executives in our significant areas of operations – sales, merchandising, financial and liquidity, consumer credit, distribution, product service and training. We promote these objectives by ensuring that our compensation is competitive within our industry and by providing that equity awards vest over at least a four-year period (subject to our Compensation Committee’s discretion in determining a different vesting schedule as it deems appropriate under the circumstances). In addition, a significant portion of a named executive officer’s total direct compensation opportunity is tied to performance-based incentives that motivate our named executive officers to achieve strong financial and operational results.

Encourage Ownership of our Shares of Common Stock: We believe that ownership of company Common Stock by our named executive officers and non-employee directors directly aligns their interests with those of our stockholders. To reinforce this belief, our Compensation Committee adopted stock ownership guidelines for our non-employee directors and our named executive officers in August 2011. In March 2014, our Board of Directors, increased its stock ownership requirements for our Chief Executive Officer and our other named executive officers, as discussed in more detail under the caption “Stock Ownership Guidelines”.

Determining Compensation

The Compensation Committee reviews the compensation of the named executive officers on an annual basis. Our compensation program consists of three basic elements: (i) base salary; (ii) annual cash bonus (pre-determined based on Company, and, in some cases, individual, performance, and with discretionary aspects to reward those with outstanding performance); and

(iii) equity awards. These components work together in determining the overall compensation of our named executive officers.

The Compensation Committee is responsible for administering the executive compensation program for each of the named executive officers, including the Chief Executive Officer. The Chief Executive Officer assists the Compensation Committee with administering the executive compensation program for the other named executive officers, except with regard to certain actions and responsibilities that are specifically reserved to the Compensation Committee or Board of Directors. The Chief Executive Officer plays no role in the compensation process, and is not present during voting or deliberations, with respect to his own compensation. The Compensation Committee’s responsibilities are identified in its charter posted on our website at ir.conns.com.

Our Compensation Committee seeks to structure compensation of our named executive officers in such a manner as to avoid encouraging excessive risk taking. To discourage excessive risk-taking the Compensation Committee: (i) caps the annual incentive bonuses at 200% of target; (ii) adopted equity ownership guidelines for our named executive officers; and (iii) imposes varying time horizons for short- and long-term incentive compensation, intending to balance the executive’s attention to our short- and long-term performance goals and business objectives. The Compensation Committee also periodically reviews and adjusts the cash and equity award amounts tied to our short- and long-term performance goals and objectives. In so doing, the Compensation Committee is better able to address market and Company risks as they arise and adjust our direction and actions to compensate for such risks while maintaining our stability over the long-term. We believe that these actions ensure ongoing alignment of our pay-for-performance objectives and our stockholder interests with a view to long-term value creation.

In applying the above-described objectives for our executive compensation program, the Compensation Committee, in making its final determination, primarily relies upon:

•

input and recommendations received from the Chairman and the Chief Executive Officer, and other supervisors of each executive officer, regarding the day-to-day performance of each individual and each executive officer’s areas of responsibilities and expectations for future performance;

•	publicly available information with respect to the executive compensation practices of our peer group companies;

•	the analysis and recommendations of its independent compensation consultant regarding our compensation programs for our executive officers; and

•	its own judgment and knowledge of the industry.

Input Received from our Chairman and Chief Executive Officer. The Compensation Committee has historically relied in part on the input and recommendations of our Chairman and Chief Executive Officer in making its determination regarding base salaries of the executive officers, individual levels for bonus compensation, and whether to grant long-term equity awards to our executive officers and if so, in what forms and amounts. The Compensation Committee believes that our Chairman and Chief Executive Officer, by virtue of his role in overseeing the day-to-day performance of such individuals and his experience in the industry, is appropriately suited to make informed recommendations to the Compensation Committee with respect to the foregoing elements of our executive compensation program. The Compensation Committee alone, with input and guidance from its independent compensation consultant, determines the compensation for our Chief Executive Officer.

Industry Peer Group. While the Compensation Committee does not rely solely on any comparative analyses of the amounts and forms of compensation which are paid to executive officers with comparable roles at other public companies, it does review annually and take into consideration such analyses for public companies of comparable size and nature to our businesses (i.e., retail businesses including those that provide in-house financing of their merchandise sales), as well as similarly situated public companies outside the retail business industry. We refer to such companies collectively as our “peer group.” In fiscal 2014, the peer group was reviewed and updated by the Compensation Committee based on refined selection criteria that better reflect the Company’s size and business. The selection criteria were based on industry classification, revenue, and market capitalization, and developed by the Compensation Committee’s independent compensation consultant acting at the Committee’s direction. There are no differences between the peer group used for fiscal 2014 and fiscal 2015 pay decisions. The companies that comprised our peer group were: Restoration Hardware, Pier 1 Imports, Aaron’s, Rent-A-Center, La-Z-Boy, Cash America, Mattress Firm Holding, Select Comfort, Ethan Allen, EZCORP, Haverty Furniture, Tuesday Morning, hhgregg, DFC Global, and Gordmans Stores. The amount and structure of peer company compensation is considered in the Compensation Committee’s determination of the compensation of executive officers, but the Compensation Committee does not target compensation of our named executive officers to a specific benchmark level relative to our peer group since our business model and resulting areas of responsibility are not directly comparable with those of named executives within our peer group. Instead, the Compensation Committee utilizes the competitive peer group compensation data to confirm that our compensation and incentive opportunities are appropriate and competitive relative to the market. The Compensation Committee may determine to modify the compensation levels of our named executive officers if they are deemed to not be competitive. The Compensation Committee also relies on its knowledge of the industry practices and our peers in determining our named executive officers’ base salary, bonus and equity awards, as it deems appropriate and necessary to reward overall performance and achievements and to promote retention and stability within our executive team.

Compensation Consultant. The Committee has engaged F.W. Cook as its independent compensation consultant. F.W. Cook is responsible for preparing and presenting a comprehensive competitive market study of the compensation levels and practices for a group of industry peers. The Committee-approved industry peer group is listed and described in more detail above at “Industry Peer Group.” As discussed above, F.W. Cook is also responsible for preparing and presenting an outside director compensation study using the same industry peer group. The Committee relies on F.W. Cook for input on pay philosophy, current market trends, regulatory considerations and prevalence of benefit and perquisite programs.

The Committee considered whether F.W. Cook was independent from management utilizing, among other things, the independence factors required by the Securities and Exchange Commission and NASDAQ. Based on this review, the Committee determined that F.W. Cook was independent from Company management and, further, that F.W. Cook’s work did not create any conflicts of interest.

A representative of F.W. Cook attends Compensation Committee meetings as requested by the Committee. F.W. Cook works with management only under the direction of the Compensation Committee and does not provide any other advice or consulting services to the Company.

Other Factors. The Compensation Committee will also consider our financial performance to the extent that the Compensation Committee believes it may be fairly attributed or related to the performance of a particular named executive officer. The Compensation Committee will also consider the contribution of each named executive officer relative to his individual responsibilities and capabilities. While the Compensation Committee does consider our stock price performance generally, it is not used as an explicit performance measure to determine incentive payouts given the fact that it reflects a variety of factors not within the direct control of our named executive officers including, but not limited to, the business conditions of the industry within which we operate and the broader economy in general.

Elements of Compensation

The compensation of our named executive officers consists of three basic elements: (i) base salary; (ii) annual cash bonus (pre-determined based on Company (and, in some cases, individual performance) and with discretionary aspects to reward outstanding performance); and (iii) equity awards. These components work together in determining the overall compensation of our named executive officers.

Base Salary: Each named executive officer receives a base salary determined by the Compensation Committee to be commensurate with the officer’s area of responsibility and that officer’s areas and extent of responsibility in relation to our performance as a whole. Individual salaries take into account our established salary policies; the individual’s levels of responsibility, contribution and value to the Company; individual performance; and prior relevant experience. No specific formula is applied to determine the weight of each factor, and the factors are considered by our Compensation Committee in its discretion. Salary reviews are conducted annually in which individual performance is evaluated; however, individual salaries are not necessarily adjusted each year. Our Compensation Committee generally establishes base salaries at competitive levels.

In December 2013, the Compensation Committee reviewed a competitive market study, prepared by F.W. Cook, of compensation of certain of our named executive officers, relative to our peer group and determined that the Company’s total direct compensation practices generally fell between the 25th and 50th percentile (median). As a result of performance reviews, the market competitive data and the strong performance of the leadership team exhibited in fiscal 2014 achieving adjusted operating income of approximately $163,969,000, the Compensation Committee approved increases in certain of our named executive officer’s annual base salaries.

The following table summarizes the adjustments made to base salaries for our named executive officers from fiscal 2014 to fiscal 2015:

Name	Fiscal 2014 Base Salary	Fiscal 2015 Base Salary	Percent Change
Theodore M. Wright	$700,000	$850,000	21.4%
Mark A. Haley (1)	-	$295,000	0.0%
Brian E. Taylor	$295,000	$400,000	35.6%
Michael J. Poppe	$425,000	$460,000	8.2%
David W. Trahan	$345,000	$410,000	18.8%
Donald A. Welch (2)	$275,000	$275,000	0.0%

(1)	Mr. Haley joined the Company in October 2014 (fiscal 2015) as Vice President and Chief Accounting Officer and was appointed Interim Chief Financial Officer in December 2014.

(2)	Mr. Welch joined the Company in December 2013. This amount represents his annualized base salary in fiscal 2014. Mr. Welch received $40,105 in actual fiscal 2014 base compensation.

In its December 2014 salary review for fiscal 2016, the Compensation Committee did not increase the base salaries of any of the named executive officers due to the Company’s performance in the fiscal year ended January 31, 2015, overall market conditions and the Committee’s belief that their salaries were still reasonable in light of recent market survey data and the adjustments made for fiscal 2015.

In February 2015, the Compensation Committee approved $9,000 per month of additional compensation to be paid to Mr. Haley for each month he serves as Interim Chief Financial Officer, effective as of January 1, 2015.

Annual Cash Incentive Plan: The Company uses annual cash incentives to focus attention on current strategic priorities and drive achievement of short-term objectives. The fiscal 2015 annual cash incentive plan was designed to focus executive officers towards continuing to improve both corporate and individual performance. The Compensation Committee establishes our bonus program for all named executive officers, as well as certain other executive officers and employees, after receiving recommendations from the Chairman and Chief Executive Officer. The bonus program is based on both pre-determined levels of Company performance (and in some cases, individual performance) and bonus levels set for each named executive officer. The bonus opportunity is stated as a percentage of base salary consistent with the competitive market for executives in similar positions. The named executive officers receive bonus payments based on the achievement of pre-determined Company performance goals approved by the Compensation Committee each fiscal year. Upon completion of each fiscal year, the Compensation Committee determines the annual cash incentive bonuses based on the results of the bonus plan formula described above. The Compensation Committee discusses and approves the annual cash incentive bonus payments, considering the factors stated above.

Individual named executive officers may also receive bonus payments based on individual performance. These bonus levels are recommended by the Chairman and the Chief Executive Officer, and determined by the Compensation Committee, based on that named executive officer’s level of responsibility and ability to affect the performance of his area of responsibility and the Company’s performance. None of these bonus levels are based upon any percentage of the individuals’ base salary or goals, but each does have defined objective calculations based upon the areas of that individual’s responsibilities. At the end of each fiscal year, the Compensation Committee may additionally establish individual performance bonus awards for each named executive officer upon recommendation of the Chairman and Chief Executive Officer, or as separately determined by the Compensation Committee. No named executive officer had an individual component associated with their respective bonus opportunity in fiscal 2015.

For the fiscal year ended January 31, 2015, the Compensation Committee established threshold, target and maximum annual incentive cash award levels (as a percentage of base salary) for our named executive officers as follows:

	Fiscal 2015 Adjusted Operating Income
	$228,000,000	$261,500,000	$286,000,000
Name	Threshold	Target	Maximum
Theodore M. Wright	20%	100%	200%
Mark A. Haley(1)	10%	50%	100%
Brian E. Taylor	12%	60%	120%
Michael J. Poppe	12%	60%	120%
David W. Trahan	12%	60%	120%
Donald A. Welch	8%	40%	80%

(1)	Mr. Haley’s $9,000 per month additional compensation while he serves as Interim Chief Financial Officer is excluded for annual incentive cash award calculation purposes.

The Company’s adjusted operating income in fiscal 2015 was $126,472,000 which did not meet threshold-level adjusted operating income under the Company’s 2015 annual cash incentive plan. No bonuses were paid to any of our named executive officers under the fiscal 2015 annual cash incentive plan.

Discretionary Bonuses

In addition, the Chief Executive Officer may recommend discretionary bonuses, outside of our annual incentive program, for executive officers (other than himself) to the Compensation Committee when deemed appropriate, and provide the Compensation Committee with his rationale for the recommended bonus amounts. Given the day-to-day familiarity that the Chief Executive Officer has with the work performed by the executive officers, the Compensation Committee values his recommendation; however, the Compensation Committee makes all final decisions as the to the compensation of the named executive officers. The Committee believes that it is important to have the flexibility to grant discretionary awards if the Company does not achieve one or more specific financial metrics, in the event that the Committee determines that management’s overall performance during the year otherwise merits recognition.

Upon the recommendation of the Chief Executive Officer, in February 2015, the Compensation Committee approved a discretionary bonus pool for certain executive officers. None of the named executive officers, other than Mr. Haley and Mr. Welch, received a discretionary bonus. The primary purpose of the bonus pool was to recognize the valuable contributions of certain individuals. Mr. Haley was awarded a discretionary bonus of $33,036 in recognition of his additional duties and responsibilities performed as Interim Chief Financial

Officer. Mr. Welch was awarded a discretionary bonus of $82,500 in recognition of his individual performance towards the Company’s operational and strategic achievements not reflected in the Company’s regular bonus measures. No other named executive officer received a discretionary bonus.

Equity Awards

The purpose of our long-term incentive program is to assure that our executives focus not only on short-term returns but also on achieving long-term Company goals, growth and creation of stockholder value. We further believe that equity ownership by our executive officers aligns executive interests with those of our stockholders. For fiscal 2015, the Compensation Committee continued its practice of using time-based restricted stock units, and, for certain of our named executive officers, performance-based restricted stock units for long-term incentive compensation.

The Compensation Committee sets the target value of the equity awards granted as a percentage of each executive’s annual base salary. The competitive analysis prepared by F.W. Cook determined that Mr. Wright’s target value of equity fell below the 25th percentile of the Company’s peer group and that 50% of the total direct compensation paid to chief executive officers in the Company’s peer group was paid in the form of long-term equity awards. In light of the market survey data, the Compensation Committee increased Mr. Wright’s target value of annual equity awards for fiscal 2015 from 100% of annual base salary to 100% of the aggregate of his (x) annual base salary plus (x) his target-level cash bonus award.

The target value of equity awards as a percentage of annual base salary for our other named executive officers in fiscal 2015 was: 100% for each of Mr. Poppe, Mr. Trahan and Mr. Taylor, 50% for Mr. Haley (which excludes the $9,000 per month of additional compensation Mr. Haley receives while serving as Interim Chief Financial Officer), and 40% for Mr. Welch. We believe using a percentage of base salary as the target provides us greater control and consistency relative to the value of equity awards we grant each year.

Other than with respect to Mr. Wright, the target value of annual equity awards for our other named executive officers did not change in fiscal 2015 from fiscal 2014 levels. No adjustments were made to the target value of annual equity awards to any of our named executive officers for fiscal 2016.

The following table summarizes the annual equity incentive opportunity for our named executive officers under our long-term equity incentive program:

			Time-Based Restricted Stock Units		Performance-Based Restricted Stock Units (5)
Name	Total Long-Term Equity Target Value(1)		% of Salary (2)	Dollar value ($)	% of Salary (2)
	As a % of salary (2)	Dollar value ($)	(shares)		Threshold ROIC (15.0%)		Target ROIC (19.0%)		Maximum ROIC (23.0%)
					% of Salary (2)	Dollar Value ($)	% of Salary (2)	Dollar Value ($)	% of Salary (2)	Dollar Value ($)

Theodore M. Wright (3)	100%	$1,700,000	50%	$850,000	25%	$425,000	50%	$850,000	75%	$1,275,000

Mark A. Haley (4)	50%	$147,000	50%	$147,000	-	-	-	-	-	-

Brian E. Taylor (3)	100%	$400,000	50%	$200,000	25%	$100,000	50%	$200,000	75%	$300,000

Michael J. Poppe (3)	100%	$460,000	50%	$230,000	25%	$115,000	50%	$230,000	75%	$345,000

David W. Trahan (3)	100%	$410,000	50%	$205,000	25%	$102,500	50%	$205,000	75%	$300,000

Donald A. Welch (4)	40%	$110,000	40%	$110,000	-	-	-	-	-	-

(1)

This column reflects the target value of equity awards granted to our named executive officers. Mr. Wright, Mr. Poppe, Mr. Taylor and Mr. Trahan received 50% of the total value of their equity awards in time-based restricted stock units and the other 50% in performance-based restricted stock units as reflected in the table.

(2)

All of our other named executive officer’s target value of equity awards in fiscal 2015 was equal to the stated percentage of annual base salary, other than Mr. Wright, whose target value of annual equity awards in fiscal 2015 was equal to 100% of the aggregate of his (x) annual base plus (x) his target-level cash bonus award.

(3)

50% of the target value of long-term equity awards is comprised of time-based equity awards and 50% is comprised of performance-based equity awards. The time-based restricted stock units vest over a 4-year period. The performance-based RSUs vest as follows: 50% on May 27, 2016, 25% on May 27, 2017 and 25% on May 27, 2018.

(4)	Only received time-based awards that vest ratably over a 5-year period.

(5)	Determined over a two-year performance period ending January 31, 2016 based on return on invested capital (“ROIC”).

ROIC for each performance-based restricted stock unit grant is calculated over a two-year period as: (A) average adjusted operating income (excluding charges and credits) divided by (B) the average balances of (i) debt plus (ii) equity, minus (iii) cash over the two-year period. This performance metric is approved by the Compensation Committee.

The Compensation Committee selected ROIC because it is a measure of whether the long-term capital investment decisions made by our named executive officers improved our financial and operational performance. In addition, the Compensation Committee believes that our ROIC performance is closely linked to our stock price performance and stockholder returns.

The Compensation Committee may in its discretion grant other equity awards to the named executive officers from time-to-time, which may include time-vested stock options, restricted stock, restricted stock units, and performance-based restricted stock units pursuant to our 2011 Omnibus Incentive Plan. In making any such awards, the Compensation Committee will consider:

•	the number of equity awards previously granted to the named executive officer; and

•	the named executive officer’s past and expected future contributions to the Company.

Compensation under our equity incentive program is intended to align the long-term interests of our named executive officers with those of our stockholders and to provide long-term performance incentives to our named executive officers to complement the other forms of compensation they receive.

In making long-term incentive compensation decisions, no formal weighting formula is used in deciding award amounts under our equity incentive programs. Our Compensation Committee instead considers each executive’s ability and individual responsibility to directly impact our Company’s overall performance in the long-term, and makes equity awards based on considerations for each individual executive.

We use equity awards to counterbalance base salary and short-term cash bonus compensation components provided to our named executive officers and to further align executive pay with the long-term financial performance of the Company. We do not target any set mix of compensation components. Our Compensation Committee reviews the goals of our Company and the status of the markets in which we compete to determine the appropriate combination of short-term and long-term incentive compensation should be structured in order to properly incentivize our executives to best implement both the short-term and long-term elements of our Company strategies.

Timing of Equity Grants

Annual equity awards are generally granted to our named executive officers at the Company’s regular meeting of the Board of Directors scheduled for the first quarter of each fiscal year. Off-cycle (non-annual) awards may be made if our Chief Executive Officer and the Compensation Committee deem it appropriate for newly-promoted employees, strategic new hires, or in other special or unique circumstances.

Settlement of Fiscal 2013 Performance-Based Restricted Stock Unit Awards

In May 2012, the Compensation Committee granted Messrs. Wright, Poppe, and Trahan performance-based restricted stock units. These awards were based on the Company’s return on invested capital over the two-year period ended January 31, 2014. Messrs. Wright, Poppe, and Trahan were eligible to earn between 0% and 150% of their targeted award, depending on our return on invested capital during the relevant measurement period. In March 2014, the Compensation Committee met and determined that our return on invested capital for the measurement period was approximately 16.7%. These awards vested at 144% of targeted shares. An aggregate of 57,632 restricted stock units were earned as follows: Mr. Wright earned 29,447 restricted stock units; Mr. Poppe earned 15,775 restricted stock units, and Mr. Trahan earned 12,410 restricted stock units. These restricted stock units vested, and will vest, as follows: 50% vested on May 30, 2014, 25% will vest on May 30, 2015 and 25% will vest on May 30, 2016.

Settlement of Fiscal 2014 Performance-Based Restricted Stock Unit Awards

In June 2013, the Compensation Committee granted Messrs. Wright, Poppe, Trahan and Taylor performance-based restricted stock units. Like the fiscal 2013 performance-based restricted stock unit awards, these awards were based on the Company’s return on invested capital but over the two-year period ended January 31, 2015. Messrs. Wright, Poppe, Taylor and Trahan were eligible to earn between 0% and 150% of their targeted award, depending on our return on invested capital during the measurement period. In March 2015, the Compensation Committee met and determined the return on invested capital for the measurement period fell below threshold-level. As a result, the Compensation Committee did not approve the vesting or issuance of any of the fiscal 2014 performance-based restricted stock unit awards.

Health, Retirement, Perquisites and Other Benefits

Our named executive officers are eligible to participate in the same retirement and other health and welfare benefit plans, including medical, dental, vision, long-term and short-term disability, life insurance, employee discount, and in the Company’s employee stock purchase plan, in each case on the same basis as our other eligible employees.

Annual Advisory Vote on Executive Compensation

At our 2014 annual meeting, approximately 99.2% of the votes cast were in favor of the advisory resolution on our executive compensation. The Compensation Committee believes that the positive outcome of this vote supports the compensation arrangements established by it for our named executive officers, and therefore continued to apply the same pay-for-performance principles and philosophies when making decisions relating to our named executive officers fiscal year ended January  31, 2015 compensation.

Stock Ownership Guidelines

In August 2011, our Board of Directors adopted stock ownership guidelines for our non-employee directors and certain executive officers to further align their interests more closely with the interests of our stockholders. During fiscal 2015, the Compensation Committee increased the stock ownership guidelines for our Chief Executive Officer and other named executive officers. The Company’s Chief Executive Officer is now required to own shares of Company Common Stock with a value equal to at least five times his or her annual base salary, and each other named executive officer is required to own shares of our Common Stock with a value equal to at least four times his or her annual base salary. All beneficially owned shares of Common Stock including vested options and options that will vest within 60 days and unvested restricted stock units are counted towards achievement of the ownership guideline. Individuals are required to achieve the applicable level of ownership within five years after first becoming subject to the guidelines. If an individual becomes subject to the stock ownership guidelines or is subject to a greater ownership amount, due to promotion or an increase in base salary, the individual is expected to meet the applicable ownership amount within the later of the original period or twelve-months from the effective date of the promotion or salary change. If an individual falls below the applicable guideline due solely to a decline in the value of the Common Stock, the individual will not be required to acquire additional shares to meet the guideline, but he or she will be required to retain all shares then held (except for shares withheld to pay withholding taxes or the exercise price of options) until such time as the individual again attains the stock ownership threshold.

Except for Mr. Haley (who joined the Company in October 2014) and Mr. Welch (who joined the Company in December 2013), all of our named executive officers comply with our current stock ownership guidelines. Each has 5 years to attain the required level of ownership.

Prohibition on Hedging and Pledging

The Company’s insider trading policy, a copy of which is available on our website at http://ir.conns.com restricts all officers, directors and certain employees from engaging in any of the following activities with respect to the securities of:

•	Purchases on margin (where money is borrowed to make the purchase);

•	Short sales;

•	Buying or selling puts or calls;

•

Hedging or monetization transactions, such as zero-cost collars and forward sale contracts, that allow an employee to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential upside appreciation in the stock; or

•	Holding Company securities in a margin account or pledging Company securities as collateral for a loan without adequate financial resources to prevent a forced sale.

To the Company’s knowledge, none of our officers or directors have entered into any hedging transactions with respect to Company stock, nor have they pledged any Company stock to secure any personal indebtedness or deposited Company stock into any margin account.

Other Compensation

We provide our named executive officers with limited perquisites and other benefits, as reflected in the All Other Compensation column in the “Summary Compensation Table”, which the Compensation Committee believes is reasonable, competitive and consistent with the objectives of our executive compensation program.

Employment and Related Agreements

Certain of the named executive officers have entered into Executive Severance Agreements with the Company, the material terms of which are explained in more detail under “Termination of Employment and Change of Control Arrangements”.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed it with the Company’s management. Based on its review and discussions with management, the Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for fiscal year ended January 31, 2015 and the Company’s 2015 Proxy Statement on Schedule 14A related to the 2015 annual meeting of stockholders, for filing with the Securities and Exchange Commission.

Compensation Committee:

Scott L. Thompson (Chair)

Jon E.M. Jacoby

Bob L. Martin

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
		($)	($)(1)	($)(2)	($)(3)	($)	($)	($)(4)	($)
Theodore M. Wright	2015	850,000	-	1,699,958	-	-	-	3,000	2,552,958
Chairman, President and CEO	2014	700,000	-	699,966	-	819,603	-	-	2,219,569
	2013	700,000		1,248,252	1,918,875	637,500	-	-	4,504,627
Mark A. Haley (5) (6)	2015	97,277	33,036	158,341	-	-	-	63,094	351,748
Vice President, Chief Accounting Officer
and Interim Chief Financial Officer

Brian E. Taylor (7)	2015	333,333	-	399,963	-	-	-	77,167	810,463
Former Vice President, CFO and Treasurer	2014	295,000		295,020	-	341,340	-	12,000	943,360
(April 23, 2012-December 8, 2014)	2013	227,954		509,700	-	205,763	-	9,500	952,917
Michael J. Poppe	2015	460,000	-	460,026	-	-	-	19,588	939,614
Executive Vice President and	2014	416,667	-	425,004	-	491,762	-	27,482	1,360,915
COO	2013	370,833		374,996	-	450,000	-	63,714	1,259,543
David W. Trahan	2015	410,000	-	409,973	-		-	12,000	831,973
President - Retail Division	2014	336,667	-	325,009	-	399,195	-	13,475	1,074,346
	2013	295,000	-	295,012	-	265,500	-	55,503	911,015
Donald A. Welch (6)	2015	275,000	82,500	137,489	-	-	-	86,782	581,771
Vice President-Real Estate

(1)

Any amounts paid upon the achievement of pre-established Company goals appear in the “Non-Equity Incentive Plan Compensation” column. Because the Company did not meet threshold-level adjusted operating income as determined by the Compensation Committee for purposes of the Company’s fiscal 2015 annual cash incentive plan, no bonuses were paid to any Named Executive Officer under the plan. The “Bonus” column discloses discretionary cash bonus awards. The discretionary bonus shown for Mr. Haley in fiscal 2015 was in recognition of his contribution as Interim Chief Financial Officer. The discretionary bonus amount shown for Mr. Welch in fiscal 2015 was in recognition of his individual performance towards the Company’s operational and strategic achievements not reflected in the Company’s regular bonus measures. No other named executive officer received a discretionary bonus.

(2)

Aggregate grant date fair value of restricted stock units granted during the year in accordance with FASB ASC Topic 718, “Compensation-Stock Compensation”, which may be greater or less than the value that the named executive officer realizes upon vesting of the restricted stock units. Information regarding the assumptions used in calculating the fair value under FASB ASC Topic 718 can be found in Note 11 to the financial statements contained in the Company’s annual report on Form 10-K for the year ended January 31, 2015. Performance-based restricted stock units granted assume achievement of target level financial metrics related to the fiscal year ended January 31, 2015 grants. Assuming the highest level of performance is achieved for the performance-based restricted stock units, the maximum value of these awards at the grant date would be as follows: Mr. Wright—$2,124,948; Mr. Taylor—$499,977; Mr. Poppe—$574,963; and Mr. Trahan—$512,467.

(3)

Aggregate grant date fair value of awards granted during the year in accordance with FASB ASC Topic 718, “Compensation-Stock Compensation”, which may be greater or less than the value that the named executive officer realizes upon vesting of the restricted stock units. Information regarding the assumptions used in calculating the fair value under FASB ASC 718 can be found in Note 11 to the financial statements contained in the Company’s annual report on Form 10-K for the year ended January 31, 2015.

(4)	All Other Compensation for fiscal 2015 consists of:

•	Matching contributions under the Company’s 401(k) plan as follows: Mr. Poppe, $7,588 and Mr. Welch, $6,875.

•	Automobile and gas allowance as follows: Mr. Wright, $3,000; Mr. Taylor, $10,500, Mr. Poppe, $12,000; and Mr. Trahan, $12,000.

•	Relocation assistance as follows: Mr. Haley, $63,094 and Mr. Welch, $79,907.

•

Severance Payments: Mr. Taylor, $66,667 (the portion of his base salary paid under his Executive Severance Agreement (as described in more detail under the caption “Termination of Employment and Change of Control Arrangements”) from December 8, 2014, his date of separation through January 31, 2015).

(5)

Represents (i) the pro-rata portion of Mr. Haley’s annual base salary in fiscal 2015 of $295,000, reflecting Mr. Haley’s commencement of employment in October 2014; and (ii) $9,000 of additional compensation paid to Mr. Haley in January 2015 for his service as Interim Chief Financial Officer in fiscal 2015.

(6)

Messrs. Haley and Welch’s fiscal 2013 and fiscal 2014 information is not included because they were either not an employee of the Company (in the case of Mr. Haley, in fiscal 2013 or fiscal 2014, and in the case of Mr. Welch, in fiscal 2013) or a Named Executive Officer (in the case of Mr. Welch in fiscal 2014).

(7)

Mr. Taylor will forfeit any stock awards that do not vest as of the end of the Severance Period (as described in more detail under the caption “Termination of Employment and Change of Control Arrangements”).

Grants of Plan-Based Awards

		Estimated Future payouts under non-equity incentive plan awards (1)			Estimated future payouts under equity incentive plan awards (2)
		Threshold	Target	Maximum	Threshold	Target	Maximum	All other stock awards; Number of shares of stock or units	All other option awards; Number of securities under-lying options	Exercise or base price of option awards	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	($)	($)	($)	(#)(3)	(#)(4)	(#)(5)	(#) (6)	(#)	($/Sh)	($)(7)
Theodore M. Wright
Annual Cash Incentive Bonus	N/A	170,000	850,000	1,700,000							-
RSU	5/27/2014							18,510			849,979
Performance Based RSU	5/27/2014				9,255	18,510	27,765				849,979
Mark A. Haley
Annual Cash Incentive Bonus	N/A	29,500	147,500	295,000
RSU	10/14/2014							4,098			119,989
RSU	12/1/2014							1,159			38,351
Brian E. Taylor (8)
Annual Cash Incentive Bonus	3/24/2014	48,000	240,000	480,000							-
RSU	5/27/2014							4,355			199,982
Performance Based RSU	5/27/2014				2,178	4,355	6,533				199,982
Michael J. Poppe
Annual Cash Incentive Bonus	N/A	55,200	276,000	552,000
RSU	5/27/2014							5,009			230,013
Performance Based RSU	5/27/2014				2,504	5,009	7,513				230,013
David W. Trahan
Annual Cash Incentive Bonus	N/A	49,200	246,000	492,000							-
RSU	5/27/2014							4,464			204,987
Performance Based RSU	5/27/2014				2,232	4,464	6,696				204,987
Donald A. Welch
Annual Cash Incentive Bonus	N/A	22,000	110,000	220,000							-
RSU	12/1/2014					4,155					137,489

(1)

These columns show the fiscal 2015 annual cash award opportunities under the Company’s fiscal 2015 annual cash incentive bonus plan. The Company did not meet threshold operating income performance, thus no amounts were paid out under the annual cash incentive bonus plan. This is reflected in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” and discussed in the Compensation Discussion and Analysis.

(2)

The number of performance-based restricted stock units is calculated on a pro-rata basis when the performance metrics fall between threshold and target or target and maximum, as applicable. No shares will be issued when return on invested capital falls below the threshold level and no additional shares will be issued when the performance conditions exceed the maximum level. Any performance-based restricted stock units earned will vest as follows: 50% at May 27, 2016, 25% at May 27, 2017 and 25% at May 27, 2018.

(3)

Represents the number of performance-based restricted stock units to be issued on May 27, 2016 if the Company’s return on invested capital is equal to 15.0% over the two-year measurement period ending January 31, 2016.

(4)

Represents the number of performance-based restricted stock units to be issued on May 27, 2016 if the Company’s return on invested capital is equal to 19.0% over the two-year measurement period ending January 31, 2016.

(5)

Represents the number of performance-based restricted stock units to be issued on May 27, 2016 if the Company’s return on invested capital is equal to 23.0% over the two-year measurement period ending January 31, 2016.

(6)

This column shows the number of time-based vesting restricted stock units granted in fiscal 2015. The time-based vesting restricted stock units vest in four equal annual installments with respect to Messrs. Wright, Poppe, Taylor and Trahan, and in five equal installments with respect to Messrs. Haley and Welch, in each case beginning on the first anniversary of the date of grant.

(7)

The amounts in the “Grant Date Fair Value of Stock Awards” column were determined in accordance with FASB ASC Topic 718, which may be greater or less than the value than the respective named executive officer realizes upon the vesting of the performance-based restricted stock units and time-based restricted stock units. The grant date fair value of the performance-based restricted stock units was measured using the market price per share of Conn’s, Inc. common stock on the date of grant multiplied by the target number of units noted in the table, as this was considered the probable outcome on the date of grant.

(8)

As described in more detail under the caption “Termination of Employment and Change of Control Arrangements”, equity that does not vest within 18-months of December 8, 2014, the date Mr. Taylor separated from service, will be cancelled.

OUTSTANDING EQUITY AWARDS at FISCAL YEAR END 2015

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options- Exercisable	Number of Securities Underlying Unexercised Options - Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of shares or Units of Stock That Have Not Vested		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
	(#)	(#)		(#)	($)		(#)	($)		(#)	($)
Theodore M. Wright	10,000	-		-	29.24	7/2/2017	-	-		-	-
	10,000	-		-	16.93	6/3/2018	-	-		-	-
	10,000	-		-	10.21	6/2/2019	-	-		-	-
	10,000	-		-	7.54	5/25/2020	-	-		-	-
	175,000	-	(1)	-	11.86	12/5/2016	-	-		-	-
	0	87,500	(2)	-	21.93	8/28/2022	-	-		-	-
	-	-		-	-	-	10,222	160,894	(3)	-	-
	-	-		-	-	-	14,724	231,756	(4)
	-	-		-	-	-	25,000	393,500	(2)	-	-
	-	-		-	-	-	5,287	83,217	(5)	-	-
		-		-	-	-	-		(6)	7,049	110,951
	-	-		-	-	-	18,510	291,347	(7)	-	-
	-	-		-	-	-	-	-	(8)	18,510	291,347
	-	-		-	-	-	-	-		-	-
Mark A. Haley	-	-		-	-	-	4,098	64,503	(9)	-	-
	-	-		-	-	-	1,159	18,243	(10)	-	-
Brian E. Taylor	-	-		-	-	-	15,000	236,100	(11)	-	-
	-	-		-	-	-	2,229	35,084	(5)	-	-
	-	-	-	-	-	-	-	-	(6)	2,971	46,764
	-	-	-	-	-	-	4,355	68,548	(7)
	-	-	-	-	-	-		-	(8)	4,355	68,548
Michael J. Poppe	10,000	-		-	33.88	11/30/2015	-	-		-	-
	20,000	-		-	22.68	12/4/2016	-	-		-	-
	20,000	-		-	19.99	11/27/2017	-	-		-	-
	30,000	-		-	6.33	11/25/2018	-	-		-	-
	30,000	-	(12)	-	6.34	11/24/2019	-	-		-	-
	28,000	7,000	(13)	-	3.20	11/30/2020	-	-		-	-
	-	-		-	-	-	8,750	137,725	(14)	-	-
	-	-		-	-	-	5,476	86,192	(15)	-	-
	-	-		-	-	-	7,888	124,157	(4)
	-	-		-	-	-	3,210	50,525	(5)	-	-
	-	-	-	-	-	-				4,280	67,367
	-	-	-	-	-	-	5,009	78,842	(7)
	-	-	-	-	-	-			(8)	5,009	78,842
David W. Trahan	15,000	-		-	33.88	11/30/2015	-	-		-	-
	20,000	-		-	22.68	12/4/2016	-	-		-	-
	20,000	-		-	19.99	11/27/2017	-	-		-	-
	9,166	-		-	6.33	11/25/2018	-	-		-	-
	12,000	-	(12)	-	6.34	11/24/2019	-	-		-	-
	24,000	6,000	(13)	-	3.20	11/30/2020	-	-		-	-
	-	-		-	-	-	7,375	116,083	(14)	-	-
	-	-		-	-	-	4,308	67,808	(15)	-	-
	-	-		-	-	-	6,205	97,667	(4)	-	-
	-	-		-	-	-	2,455	38,642	(5)	-	-
	-	-	-	-	-	-	-	-	(6)	3,273	51,517
				-	-	-	4,464	70,263	(7)	-	-
									(8)	4,464	70,263
Donald A. Welch	-	-		-	-	-	1,174	18,479	(16)	-	-
	-	-		-	-	-	4,155	65,400	(10)	-	-

(1)	Stock options that vested ratably at 33.33% over three-years with final vesting 12/5/14.
(2)	Vest 50% on 8/28/15 and 50% on 8/28/16; provided Mr. Wright has been an officer or non-executive chairman continuously throughout the vesting period.
(3)	Restricted stock units vest ratably at 25% per year over four years with final vesting on 5/30/16.
(4)

Reflects the target number of performance-based restricted stock units that may be issued for the twenty-four month performance period ending January 31, 2014. The performance-based restricted stock units vested 50% on May 30, 2014, and will vest 25% on May 30, 2015 and May 30, 2016.

(5)	Restricted stock units vest ratably at 25% over four years with final vesting 6/3/17.
(6)

Reflects the target number of performance-based restricted stock units that may be issued for the twenty-four month performance period ending January 31, 2015. The performance-based restricted stock units vest 50% on June 3, 2015, and 25% on June 3, 2016 and June 3, 2017. In March 2015, the Compensation Committee determined the Company did not meet threshold-level for return on invested capital for such performance period and all such performance-based restricted stock units in issued in fiscal 2014 relating to such performance period have been forfeited.

(7)	Restricted stock units vest ratably at 25% per year over four years with final vesting on 5/27/18.
(8)

Reflects the target number of performance-based restricted stock units that may be issued for the twenty-four month performance period ending January 31, 2016. The performance-based restricted stock units vest, if any, 50% on May 27, 2016, and 25% on May 27, 2017 and May 27, 2018.

(9)	Restricted stock units vest ratably at 20% per year over five years with final vesting on 10/14/19.
(10)	Restricted stock units vest ratably at 20% per year over five years with final vesting on 12/1/19.
(11)	Restricted stock units vest ratably at 25% per year over four years with final vesting on 4/23/16.
(12)	Stock options vested ratably at 20% per year over five years with final vesting on 11/24/14.
(13)	Stock options vest ratably at 20% per year over five years with final vesting on 11/30/15.
(14)	Restricted stock units vest ratably at 25% per year over four years with final vesting on 5/24/15.
(15)	Restricted stock units vest ratably at 25% per year over four years with final vesting on 5/30/16.
(16)	Restricted stock units vest ratably at 20% per year over five years with final vesting on 12/9/16.

OPTION EXERCISES AND STOCK VESTED
	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Theodore M. Wright	26,862	857,924	38,263	1,597,709
Mark A. Haley	0	0	0	0
Brian E. Taylor	0	0	8,242	378,903
Michael J. Poppe	0	0	20,445	941,527
David W. Trahan	0	0	16,552	761,707
Donald A. Welch	0	0	293	6,103

Termination of Employment and Change of Control Arrangements

Executive Severance Agreements

We entered into executive severance agreements with each of Messrs. Wright, Poppe, Trahan and Taylor (collectively, the “Agreement”). The Agreement is designed to (i) provide a level of transition assistance in the event of an involuntary termination of employment with the goal of keeping these named executive officers focused on our business rather than their personal circumstances, and (ii) encourage these named executive officers to continue to devote their full attention to the business of the Company in the event of a potential change in control to allow for a smooth transition. The Compensation Committee believes the Agreement promotes the objectives of the Company and aligns with the interests of our stockholders by encouraging continuity of leadership in those situations.

The term of the Agreement is for one year and automatically renews for successive one-year periods unless terminated by the Company upon prior written notice. If the named executive officer is involuntarily terminated without cause (as defined below) or if the executive voluntarily terminates his employment for good reason (as defined below), then (i) the executive will receive salary continuation payments (at the rate in effect on the day before his termination) for eighteen months following termination (the “Severance Period”), (ii) the executive will receive continuation coverage during the Severance Period under the Company’s medical, dental, life, disability and other welfare benefit plans, and (iii) all awards held by executive under our 2003 Incentive Stock Option Plan and 2011 Omnibus Incentive Plan will continue to vest and, if applicable, be exercisable during the Severance Period as if the executive had continued his employment for the duration of the Severance Period.

Under the Agreement “cause” is defined as (i) behavior of executive which is adverse to the Company’s interests, (ii) executive’s dishonesty, criminal charge or conviction, grossly negligent misconduct, willful misconduct, acts of bad faith, neglect of duty or (iii) executive’s material breach of the Agreement.

Under the Agreement “good reason” generally means, without the executive’s express written consent, (i) the material diminution of the executive’s title, duties, authority or responsibilities relative to executive’s duties, authority or responsibilities as in effect immediately prior to such reduction, or the assignment to executive of such reduced duties, authority or responsibilities, (ii) a substantial reduction, without good business reasons, of the facilities and perquisites (including office space and location) available to the executive immediately prior to such reduction, (iii) a material reduction of executive’s base salary or annual bonus opportunity, each as in effect as of the effective date of the Agreement, (iv) a material reduction in the kind or level of employee benefits, including additional bonus opportunities, to which the executive was entitled immediately prior to such reduction with the result that the executive’s overall benefits package is significantly reduced, (v) upon a change of control (as defined below), the failure of the Company to obtain the assumption of the Agreement by the successor, (vi) upon a change of control, the transfer of executive’s principal place of employment to a location that is more than 100 miles from executive’s principal place of employment immediately prior to the change of control, or (vii) any act or set of facts or circumstances that would, under case law or statute, constitute a constructive termination of executive, provided, in each case, that executive terminates employment within 60 days of the occurrence of such circumstances.

The Agreement also provides that if during the period beginning one year prior to a change of control (as defined below) and ending one year following the change in control, the executive is terminated without cause (as defined above) or if the executive voluntarily terminates his employment for good reason (as defined above), then (i) the executive will receive a lump sum payment equal to three times the executive’s annual base salary (as in effect on the day prior to the date of such termination), (ii) the executive will receive continuation coverage under the Company’s medical, dental, life, disability and other welfare benefit for eighteen months following termination, and (iii) all equity awards held by executive under our 2003 Incentive Stock Option Plan and 2011 Omnibus Incentive Plan will immediately vest on the later of the date of termination or the date of the change of control, and if applicable, these equity awards will continue to be exercisable for eighteen months following executive’s termination as if the executive had remained an employee of the Company.

The Agreement generally defines a “change of control” as (i) a person acquiring 35% or more of the voting power of the Company, (ii) a change in the composition of our Board of Directors during any twelve-month period as a result of which less than a majority of the directors are “incumbent directors” (as defined in the Agreement), (iii) a merger or consolidation of the Company (unless it still controls a majority of the voting stock), (iv) a complete liquidation or dissolution of the Company, or (v) a sale, disposition, lease, or exchange of all or substantially all of the Company’s assets or of one of the significant operating divisions, including the retail and credit divisions.

By entering into the Agreement, each of the executives agreed to be subject to and bound by the confidentiality, non-compete, non-disclosure and non-solicitation provisions therein.

On December 3, 2013, the Company entered into a First Amendment to the Agreement with each of Theodore M. Wright, Michael J. Poppe, Brian E. Taylor and David W. Trahan which provides that if payments triggered by a change of control would be subject to an excise tax under Section 4999 of the Internal Revenue Code, then the payments either (i) would be reduced by the amount needed to avoid triggering the excise tax or (ii) would not be reduced, depending on which alternative left the executive in the best after-tax position. Before this amendment the Agreement provided that payments under the Agreement would be reduced by the amount needed to avoid triggering the excise tax.

Mr. Welch is not a party to an Agreement. However, upon a change of control (as defined in our 2011 Omnibus Incentive Plan) all unvested restricted stock units held by Mr. Welch for at least six months will fully vest under the 2011 Omnibus Incentive Plan.

We have also entered into a Change-of-Control Agreement with Mr. Haley. Mr. Haley’s Change in Control Agreement provides the same benefits in the event of a change of control as in the other Agreements, except in respect of the multiple of annual base salary he would receive in the event of a change of control. Mr. Haley will receive one-times his annual base salary in the event of a change of control. The definitions of “change of control”, “good reason” and “cause” are generally the same in Mr. Haley’s Change-in-Control agreement as in the other Agreements.

Mr. Taylor separated from service effective December 8, 2014. For purposes of Mr. Taylor’s Employment Agreement, his separation from service was treated as a “termination without cause” under his Agreement which entitled Mr. Taylor to receive severance payments for the remainder of fiscal 2015 totaling $66,667 in base salary. All of Mr. Taylor’s equity that does not vest as of the end of the Severance Period will be forfeited.

The following table provides the quantitative disclosure of the severance and change of control payments that would be made to our named executive officers assuming the applicable payment event occurred on January 31, 2015:

Fiscal 2015 Potential Payments Upon Termination or Change of Control

Named Executive Officer		Voluntary Termination for Good Reason ($)(7) 1/31/15	Involuntary Not for Cause Termination ($)(7) 1/31/15	Normal Retirement ($) 1/31/15	Change in Control with Voluntary Termination for Good Reason ($) (8) 1/31/15	Change in Control with Involuntary Not for Cause Termination ($)(8) 1/31/15	Change in Control without Termination ($) 1/31/15	Death or Disability ($) 1/31/15

	Benefit (1)
Theodore M. Wright	In-the-Money Stock Options (2)	-	-	-	-	-	-	-
	Restricted Stock Units	818,291	818,291	-	1,160,714	1,160,714	-	-
	Performance-Based RSUs (3)	145,420	145,420	-	291,347	291,347	-	-
	Cash Severance	1,275,000	1,275,000	-	2,550,000	2,550,000	-	-
	Welfare Benefits (4)	24,719	24,719	-	24,719	24,719	-	-
	TOTAL	2,263,430	2,263,430	-	4,026,780	4,026,780	-	-
Mark A. Haley (5)	In-the-Money Stock Options (2)	-	-	-	-	-	-	-
	Restricted Stock Units	-	-	-	82,745	82,745	-	-
	Performance-Based RSUs (3)	-	-	-	-	-	-	-
	Cash Severance	-	-	-	295,000	295,000	-	-
	Welfare Benefits (4)	-	-	-	24,719	24,719	-	-
	TOTAL	-	-	-	402,464	402,464	-	-
Michael J. Poppe	In-the-Money Stock Options (2)	87,780	87,780	-	87,780	87,780	-	-
	Restricted Stock Units	438,012	438,012	-	477,441	477,441	-	-
	Performance-Based RSUs (3)	39,420	39,420	-	78,842	78,842	-	-
	Cash Severance	690,000	690,000	-	1,380,000	1,380,000	-	-
	Welfare Benefits (4)	24,719	24,719	-	24,719	24,719	-	-
	TOTAL	1,279,931	1,279,931	-	2,048,782	2,048,782	-	-
David W. Trahan	In-the-Money Stock Options (2)	75,240	75,240	-	75,240	75,240		-
	Restricted Stock Units	316,688	316,688	-	393,295	393,295	-	-
	Performance-Based RSUs (3)	35,131	35,131	-	70,263	70,263	-	-
	Cash Severance	615,000	615,000	-	1,230,000	1,230,000	-	-
	Welfare Benefits (4)	24,719	24,719	-	24,719	24,719	-	-
	TOTAL	1,066,778	1,066,778	-	1,793,517	1,793,517	-	-
Donald A. Welch (5)	In-the-Money Stock Options (2)	-	-	-	-	-	-	-
	Restricted Stock Units (6)	-	-	-	83,878	83,878	83,878	-
	Performance-Based RSUs	-	-	-	-	-	-	-
	Cash Severance	-	-	-	-	-	-	-
	Welfare Benefits	-	-	-	-	-	-	-
	TOTAL	-	-	-	83,878	83,878	83,878	-

(1)        If a named executive officer is terminated for “cause” (as defined under the applicable agreement/plan/program), all such executive’s rights to payment would be automatically forfeited.

(2)        The Table assumes full exercise of “in-the-money” stock options that become exercisable upon termination or change-in-control as of January 31, 2015. This Table does not include the exercisable options reflected in the Outstanding Equity Awards at Fiscal Year End Table. Option values are based on the difference between the option exercise price and the closing price for our common stock on January 31, 2015, multiplied by the number of shares to be acquired upon exercise of the option.

(3)        Assumes for purposes of change-in-control with termination that payout for the performance-based restricted stock units will be at target.

(4)        Amount reported reflects the COBRA premium for family coverage under our group health plans for the 18-month benefit continuation period. Amount does not include the value of the 18-month continuation coverage available under our life, disability and other welfare benefit plans.

(5)        Mr. Haley is party to a Change of Control Agreement (but not an Executive Severance Agreement) with the Company. Mr. Welch is not party to an Executive Severance Agreement or Change of Control Agreement with the Company.

(6)        This amount assumes accelerated vesting of Mr. Welch’s unvested restricted stock units assuming a change of control (as defined in our 2011 Omnibus Incentive Plan) occurred on January 31, 2015. The amount is calculated based on the closing price of our common stock on January 31, 2015.

(7)        As described above under “Termination of Employment and Change of Control Arrangements-Executive Severance Agreements”, in connection with a “Voluntary Termination for Good Reason” or an “Involuntary Not for Cause Termination”, such amounts reflect those benefits which Mr. Wright, Mr. Poppe and Mr. Trahan would have been entitled to had such event occurred on January 31, 2015, including (i) 18 months base salary, (ii) continuation under the Company’s medical, dental, life, disability and other welfare benefit during the Severance Period, and (iii) continued vesting of equity awards during the Severance Period.

(8)        The amounts reported are the maximum amounts and do not reflect any potential cutbacks triggered by application of Section  280G of the Internal Revenue Code under the terms of the applicable agreement/plan/program.

Indemnification Arrangements

As permitted by the Delaware General Corporation Law, we have adopted provisions in our Certificate of Incorporation and Bylaws that provide for the indemnification of our directors and certain executive officers, to the fullest extent permitted by applicable law. These provisions, among other things, indemnify each of our directors and certain officers for certain expenses, including judgments, fines and amounts paid in settling or otherwise disposing of actions or threatened actions, incurred by reason of the fact that such person was a director or officer of the Company or of any other corporation which such person served in any capacity at the request of the Company.

In addition, we have entered into indemnification agreements with each of our directors pursuant to which we will indemnify them against judgments, claims, damages, losses and expenses incurred as a result of the fact that any director, in his capacity as a director, is made or threatened to be made a party to any suit or proceeding. The indemnification agreements also provide for the advancement of certain expenses (such as attorney’s fees, witness fees, damages, judgments, fines and settlement costs) to our directors in connection with any such suit or proceeding.

We maintain a directors’ and officers’ liability insurance policy to insure our directors and officers against certain losses resulting from acts committed by them in their capacities as our directors and officers, including liabilities arising under the Securities Act of 1933.

CORPORATE GOVERNANCE

Corporate Governance Policies and Procedures

The Company believes that sound corporate governance practices are essential to maintain the trust of our stockholders, customers, employees and other stakeholders. We believe we operate under governance practices that are transparent, up-to-date and appropriate for our industry. The following materials are related to our corporate governance and related matters:

•	the Audit Committee Charter

•	the Compensation Committee Charter

•	Nominating and Corporate Governance Committee Charter

•	the Code of Business Conduct and Ethics for Employees

•	Code of Ethics for the Chief Executive Officer, President and Senior Financial Professionals

•	Code of Business Conduct and Ethics for Members of the Board of Directors

•	Whistle Blower Policy

•	Corporate Governance Guidelines

•	Amended and Restated Insider Trading Policy

Each of the aforementioned is available on the Company’s website at ir.conns.com. There were no amendments to, or waivers from, any of our Codes of Business Conduct for any of our named executive officers during the fiscal year ended January  31, 2015.

Separation of Chairman of the Board and Chief Executive Officer

Effective December 7, 2010, our board of directors elected Theodore M. Wright as the Chairman of the Board of Directors. Prior to February 27, 2011, Mr. Wright was not and never had been an employee or executive officer of our Company, had been a member of our board of directors since September 2003, and had been designated an independent director each year since his election to the board of directors. Effective February 27, 2011, Mr. Wright was elected to serve as our Interim Chief Executive Officer and President while our board pursued and completed a search for a Chief Executive Officer and President. Effective December 5, 2011, Mr. Wright was elected by our board to serve as our Chief Executive Officer and President, and our board requested that he continue to serve as its Chairman. While our bylaws and corporate governance guidelines do not require that our Chairman of the Board of Directors position and Chief Executive Officer positions be separated, effective February 27, 2011, with the election of Mr. Wright as Interim Chief Executive Officer and President, the board determined that, at least while the search for a permanent Chief Executive Officer and President was continuing and until such position is filled, the Company’s best interests would be best served by having the positions of Chairman of the Board of Directors and the Interim Chief Executive Officer and President be filled by Mr. Wright, who was thereby deemed to no longer be an independent member of the board of directors. Upon Mr. Wright’s election by the board of directors to serve as the Chief Executive Officer in conclusion of its search, the board determined that the Company’s best interests are served by Mr. Wright continuing to serve as both Chairman and Chief Executive Officer of the Company.

The determination by the board of directors to elect a director determined by the board of directors to no longer be independent as its Chairman, rather than to elect an independent member of the board as its Chairman, was based upon the board of directors belief that this separation was not needed due to the length of time Mr. Wright had served on the Board as an independent director since 2003, and that his expertise in both roles would be in the best interest of the Company and our stockholders, and additionally would bring a different perspective to the board from that of previous chief executive officers whose time and efforts had been primarily devoted to the Company operations.

Lead Independent Director

Our board of directors determined at its meeting held in August 2012, that our interests would be better served by the designation and appointment of a lead independent director, and appointed Bob L. Martin to serve in that capacity until his resignation and his successor is appointed. The lead independent director is responsible for coordinating the activities of the independent directors of the board of directors, and shall perform such other duties and assume such other responsibilities as the board may determine. Certain of the specific responsibilities of the lead independent director are:

•	Act as the principal liaison between the independent directors of the board and the Chairman of the Board;

•	Develop the agenda for and preside at executive sessions of the board’s independent directors;

•	Approve with the Chairman of the Board the agenda for board and committee meetings and the need for special meetings of the board;

•

Advise the Chairman of the Board as to the quality, quantity and timeliness of the information submitted by the Company’s management that is necessary or appropriate for the independent directors to effectively and responsibly perform their duties;

•	Recommend to the board the retention of advisors and consultants who report directly to the board;

•	Interview, along with the chair of the Nominating and Corporate Governance Committee, all board candidates, and make recommendations to the Nominating and Corporate Governance Committee;

•	Assist the board and Company officers in better ensuring compliance with and implementation of the Corporate Governance Guidelines;

•	Serve as Chairman of the Board when the Chairman is not present; and

•	Serve as a liaison for consultation and communication with stockholders.

Risk Oversight

The board is actively involved in oversight of risks that could affect the Company. Management is responsible for the day-to-day management of risks we face, while the board, as a whole and through its Audit Committee has responsibility for the oversight of risk management. The Audit Committee of our board of directors is charged by its charter with the responsibility to review and discuss the Company’s policies and practices with respect to risk assessment and risk management at each of its regularly scheduled meetings, and to report to the board of directors various areas of risk, including credit, technology, regulatory, liquidity and operational, that should receive further attention and discussions among the board of directors and Company management. Our management does present specifically to the Audit Committee, and the board of directors if requested by the Audit Committee, various areas of risk concerns and management practices relative thereto as required by the Audit Committee, and when requested by the board, including enterprise risk management which is the subject of oversight by the Audit Committee through presentations and discussions with the Company’s management at each Audit Committee meeting. Additionally, at various regularly scheduled Audit Committee meetings, our management presents a particular area of risk, either independently as a result of its assessment of materiality or at the request of the Audit Committee, in addition to the discussions of enterprise risk management. The Audit Committee works with management in assessing and addressing the Company’s policies’ strengths and weaknesses in each area presented or separately assessed. The full board of directors receives at each regularly scheduled meeting, and more often as necessary, a presentation from management of our operations, including presentations of liquidity and credit reports and risks. Upon request by the board of directors, representatives of management for the separate areas commit to and do subsequently or simultaneously provide additional information, revisions and explanations pertaining to their respective areas of management.

Stockholder Communications with the Board

The Company’s Board of Directors has a process for stockholders and other interested parties to send communications to the Board. Communications should be addressed to the intended recipient or recipients and sent by mail to:

Lead Director

c/o Corporate Secretary

Conn’s, Inc.,

4055 Technology Forest Blvd, Suite 210, The Woodlands, Texas 77381

generalcounsel@conns.com

Our General Counsel reviews all communications directed to the Audit Committee and the Chairman of the Audit Committee is promptly notified of any significant communications relating to accounting, internal accounting controls, auditing matters or other significant communication. Communications addressed to a named director are promptly sent to the director. Communications directed to the non-management directors are promptly sent to the Lead Director. All communications submitted to the Board or any committee of the Board will be compiled by the Corporate Secretary and submitted to the Lead Director on a periodic basis.

All communications received as described above and intended for the Board of Directors, a committee of the Board of Directors, an individual director, or the non-management directors as a group will be relayed to the appropriate directors.

PERFORMANCE GRAPH

The following graph provides a comparison of the cumulative total stockholder return on our Common Stock against the NASDAQ U.S. Stock Market Index and the average of a peer group index comprised of publicly traded consumer electronic and/or appliance retailers against which we benchmark our executives’ compensation. The graph reflects the value of a $100 investment as of January 31, 2010 in either our stock or the indices presented at the dates of measurement, including reinvestment of dividends. The corresponding index values and Common Stock price values are summarized in the table below by measurement date.

		NASDAQ	Peer	Conn’s

		US Stock	Group	Closing

	Conn’s	Market	Stock	Stock
Trade Date	Index	Index	Index[1]	Price
31-Jan-10	100	100	100	5.62
31-Jan-11	78.65	126.93	128.47	4.42
31-Jan-12	206.4	133.6	159.86	11.6
31-Jan-13	506.04	151.4	174.79	28.44
31-Jan-14	1,080.23	200.01	172.79	60.71
31-Jan-15	280.07	228.61	212.54	15.74

(1)The peer group index consists of the simple average of the indices of Restoration Hardware, Pier 1 Imports, Aaron’s, Rent-A-Center, La-Z-Boy, Cash America, Mattress Firm Holding, Select Comfort, Ethan Allen, EZCORP, Haverty Furniture, Tuesday Morning, hhgregg, and Gordman’s Stores.

EXECUTIVE OFFICERS

Biographical Information

The board elects our executive officers at its board meeting immediately following our annual meeting of stockholders, and updates the executive officer positions as necessary. Our executive officers serve at the discretion of the board and until their successors are elected and qualified or until the earlier of their death, resignation or removal.

The following sets forth certain biographical information regarding our executive officers. For our executive officers who are also directors, you may find their biographies under “Board of Directors; Board of Director Nominees” above.

Name	Age	Positions	Years of Service

Theodore M. Wright	52	Chief Executive Officer and President	12

Michael J. Poppe	47	Executive Vice President and Chief Operating Officer	11

Mark A. Haley	47	Vice President, Chief Accounting Officer and Interim Chief Financial Officer	6 months

David W. Trahan	54	President-Retail	28

Robert F. Bell	43	Vice President, General Counsel and Secretary	1.5

Jamie Piper	30	Vice President and Chief Marketing Officer	1 year 3 months

Todd Renaud	44	Vice President and Chief Information Officer	8 months

Deana Moylan	45	Vice President – Human Resources	1

Donald A. Welch	52	Vice President – Real Estate	1 year 4 months

Michael J. Poppe was appointed by our board of directors as an Executive Vice President effective June 1, 2010, and our Chief Operating Officer effective April 23, 2012. From February 1, 2008 until April 23, 2012, Mr. Poppe served as our Chief Financial Officer. He served as our Controller and Assistant Chief Financial Officer and Assistant Treasurer since he joined us in September 2004 until February 1, 2008. In the 14 years prior to his joining us, Mr. Poppe served in various accounting and finance management positions in public accounting at Arthur Andersen LLP and in automotive retail companies, most recently as Vice President and Corporate Controller of Group 1 Automotive, Inc. Mr. Poppe spent from January 1997 until May 2004 at Group 1, a New York Stock Exchange listed, Fortune 500 retail company, and was a member of the founding management team. Mr. Poppe is a certified public accountant and obtained his B.B.A in accounting and finance from Texas A&M University.

Mark A. Haley joined the Company as Vice President and Chief Accounting Officer in October 2014 and was appointed Interim Chief Financial Officer in December 2014. Prior to joining the Company, Mr. Haley served as Vice President and Chief Accounting Officer at Coldwater Creek Inc., which filed for protection under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware in April 2014. He joined Coldwater Creek in September 2010 as its Vice President and Controller before being promoted to Vice President and Chief Accounting Officer in October 2011. Prior to his employment with Coldwater Creek, he served as Senior Director of Financial Reporting for SUPERVALUE INC from December 2007 through September 2010. Mr. Haley holds a B.S. in both accounting and finance from the University of Idaho and is a Certified Public Accountant in Idaho.

David W. Trahan was elected President – Retail Division by our board of directors on June 3, 2008. Mr. Trahan has previously served as our Executive Vice President – Retail from June 1, 2007, as our Senior Vice President – Retail from April 1, 2006 and as our Senior Vice President – Merchandising from October 2001. He has been employed by us since 1986 in various capacities, including sales, store operations and merchandising. He has been directly responsible for our merchandising and product purchasing functions, as well as product display and pricing operations, for the last four years. Mr. Trahan has completed special study programs at Harvard University, Rice University and Lamar University.

Robert F. Bell was appointed by our Board of Directors as Vice President, General Counsel and Corporate Secretary in August 2013. Prior to joining the Company, Mr. Bell served as Senior Counsel and Assistant Corporate Secretary with KBR, Inc. in its Corporate Legal Group and was responsible for supporting the mergers and acquisitions, securities and other corporate functions. Prior to joining KBR in 2007, he worked as a corporate and securities associate at the law firm of Akin, Gump, Strauss, Hauer & Feld, LLP after beginning his career with the law firm of Porter Hedges, LLP. Mr. Bell holds a Bachelor of Arts in Government from the University of Texas and a juris doctorate from the University of Houston Law Center.

Jamie Piper joined Conn’s, Inc. as Vice President and Chief Marketing Officer in January 2014 and has over 14 years of retail marketing experience. Ms. Piper most recently served as Senior Director of Marketing and Communication for Tempur Sealy International, Inc. From June 2007 through May 2010, Ms. Piper held several positions at the Whirlpool Corporation in both Sales and Marketing, including Senior Sales Manager. From March 2004 through June 2007, Ms. Piper worked for DURA Automotive Systems, Inc where she held several positions of increasing responsibility, including Marketing Manager. Ms. Piper holds an M.B.A. from Michigan State University.

Todd Renaud joined the Company as Vice President and Chief Information Officer in August of 2014 with over 20 years of Technology experience across multiple industries. Prior to joining the Company, Mr. Renaud served as Vice President, Management Information Systems for Security Service Federal Credit Union. Prior to joining SSFCU in 2002, he worked as Director of Technology for Enron Corporation. Mr. Renaud is a graduate of Texas A&M University where he earned a BBA in Management Information Systems.

Deana K. Moylan joined the Company as Vice President of Human Resources in April 2014 and has over 25 years of human resources experience. Prior to joining the Company, Ms. Moylan served as Executive Director, HR Strategic Partners for The University of Texas MD Anderson Cancer Center. She joined MD Anderson in January 2003 as Division Director, Human Resources before being promoted to Executive Director, HR Strategic Partners in 2008. Prior to her employment with MD Anderson, she served as Human Resources Manager for HP from 1999 through 2003. Ms. Moylan is a Certified Human Resources Professional and holds a B.S. in psychology from The Wichita State University and a M.S. in human resources development from Villanova University.

Donald A. Welch joined the Company as Vice President of Real Estate in December 2013 and has over 25 years of retail real estate experience in 48 states and seven countries. Prior to joining the Company, Mr. Welch most recently served as the Divisional Vice President of Real

Estate for Coldwater Creek Inc. Prior to joining Coldwater Creek in 2005, Mr. Welch served as a Director for a small real estate consulting and development company called The Standard Group. From 2001 through 2003, Mr. Welch served as Director of International Store Development overseeing new store development for Payless ShoeSource in South America, several countries in the Caribbean and Japan. Prior to that, Mr. Welch served in various capacities of increasing responsibility for Payless ShoeSource with the most recent position as Director of Real Estate heading up the Southeast division. Mr. Welch holds a B.S. degree in Finance from the University of Nebraska-Lincoln.

EQUITY INCENTIVE PLANS

Amended and Restated 2003 Incentive Stock Option Plan

In February 2003, we adopted our Amended and Restated 2003 Incentive Stock Option Plan, and amended the plan in June 2004 and May 2006. The plan is administered by the Compensation Committee of our board of directors. Our employees and employees of our subsidiaries, subject to certain exclusions, are eligible to participate in the plan. Option grants have been made at the discretion of the Compensation Committee, for such terms as the Compensation Committee may determine, but not for terms greater than ten years from the date of grant. The maximum number of shares of our Common Stock that may be issued under this plan is 3,859,767 shares, subject to adjustment. All options issued vest equally over five-year term or less, as per the grant. At January 31, 2015, there were options to purchase 784,595 shares of our Common Stock issued and outstanding under the plan and 544,427 shares remaining for future issuance under the plan.

2011 Omnibus Incentive Plan

In May 2011, our stockholders approved our 2011 Omnibus Incentive Plan. The plan is administered by the Compensation Committee of our board of directors. Our employees and employees of our subsidiaries, subject to certain exclusions, are eligible to participate in the plan. The maximum number of shares of our Common Stock that may be issued under this plan is 1,200,000 shares, subject to adjustment and a cap of 300,000 to any one participant in any one taxable year. Restricted stock units that have been issued under the Plan vest at various periods, depending on the recipient and the criteria of measurement for performance-based restricted stock units, but none longer than five years. At January 31, 2015, there were time-based restricted stock units issued that are convertible to 324,961 shares of our Common Stock issued and outstanding. Additionally, at January 31, 2015, there were performance-based restricted stock units issued that are convertible to a minimum of 0 shares and a maximum of 48,508 shares, determinable by the performance of our Company over a stated period of time ending January 31, 2015. A minimum of 433,103 shares and a maximum of 481,611 shares remain for future issuance under the plan.

Employee Stock Purchase Plan

In February 2003, we adopted our Employee Stock Purchase Plan. The Employee Stock Purchase Plan was amended on November 30, 2011 to permit highly compensated employees to participate. The plan is administered by the Compensation Committee of our board of directors.

Our employees and employees of our subsidiaries, subject to certain exclusions, are eligible to participate in the plan. Eligible employees are able to purchase shares of our Common Stock without brokerage commissions and at a discount from market prices. The maximum number of shares of our Common Stock that may be issued under this plan is 1,267,085 shares, subject to adjustment. At January 31, 2015, there were 253,161 shares issued and 1,013,924 shares available for future issuance under the plan.

2003 Non-Employee Director Stock Option Plan

We also have the 2003 Non-Employee Director Stock Option Plan, which we adopted in February 2003. The maximum number of shares of our Common Stock that may be issued under this plan is 600,000 shares, subject to adjustment. All options issued to a director when he or she becomes a director currently vest equally over a three-year term, while those issued to a director on his fourth anniversary date and those issued immediately following each annual stockholders’ meeting upon the director’s election by the stockholders as a director, vest on the first anniversary date of the grant. As a result of the approval by the stockholders of the 2011 Non-Employee Director Restricted Stock Plan, discussed below, the Compensation Committee has determined at this time to issue no further options under this 2003 Non-Employee Director Stock Option Plan. At January 31, 2015, there were options to purchase 160,000 shares of our Common Stock issued and outstanding under this plan and 50,000 shares remaining for future issuance under the plan.

2011 Non-Employee Director Restricted Stock Plan

In May 2011 our stockholders approved our 2011 Non-Employee Director Restricted Stock Plan. The plan is administered by the Compensation Committee of our board of directors. Only our non-employee directors are eligible to participate in the plan. The maximum number of shares of our Common Stock that may be issued under this plan is 300,000 shares. Only restricted stock and restricted stock units may be awarded under the Plan. Restricted stock units that have been issued under the Plan have one-year vesting periods. At January 31, 2015, there were restricted stock units issued to purchase 11,348 shares of our Common Stock issued and outstanding under the plan and 201,772 shares remaining for future issuance under the plan.

The following table provides information regarding the number of shares of our Common Stock that may be issued on exercise of outstanding stock options and will be issued under restricted stock unit awards under our existing equity compensation plans as of January 31, 2015. These plans are as follows:

•	the Amended and Restated 2003 Incentive Stock Option Plan;

•	the 2011 Omnibus Incentive Plan;

•	the Non-Employee Director Stock Option Plan;

•	the 2011 Non-Employee Director Restricted Stock Plan; and

•	the Employee Stock Purchase Program.

EQUITY COMPENSATION PLANS

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))

Equity Compensation Plans Approved by Stockholders	1,342,059	$9.45	2,259,396

Equity Compensation Plans Not Approved by Stockholders	-	-

Total	1,342,059	$9.45	2,259,396

(1) Includes 160,000 outstanding options and 50,000 options available for future issue applicable to the Non-Employee Director Stock Option Plan. Weighted average remaining life for options outstanding at January 31, 2015 – 4.0 years for Employee Incentive Stock Option Plan, 3.9 for Non-Employee Director Stock Option Plan, with overall weighted average remaining life for all options outstanding at January 31, 2015 being 3.9 years. Weighted average remaining life for restricted stock unit awards outstanding at January 31, 2015 – 0.3 years for Non-Employee Director Restricted Stock Plan, 2.9 years for Omnibus Incentive Plan, with overall weighted average remaining life for all restricted stock unit awards outstanding at January 31, 2015 being 2.8 years.

STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS

AND PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our Common Stock for each person who is known by us to be the beneficial owner of more than 5% of our voting securities, for each director and named executive officer, and for all directors and executive officers as a group. Unless otherwise indicated in the footnotes, each person named below has sole voting and investment power over the shares indicated. For purposes of this table, a person is deemed to be the “beneficial owner” of the number of shares of Common Stock that such person has the right to acquire within 60 days of March 16, 2015 through the exercise of any option, warrant or right, through the conversion of any security, through the power to revoke a trust, discretionary account, or similar arrangement, or through the automatic termination of a trust, discretionary account or similar arrangement.

			Percent of Common
Name	Common Stock Owned		Stock Owned
Warren A. Stephens	2,513,628	(1)	6.91%
The Stephens Group, LLC and its affiliates	5,512,088	(2)	15.16%
Jon E.M. Jacoby	5,000,322	(3)	13.76%
Citadel Advisors LLC	2,208,632	(4)	6.08%
Anchorage Capital Group, L.L.C.	3,620,657	(5)	9.96%
Greenlight Capital, Inc.	3,563,000	(6)	9.80%
Susquehanna Securities	3,960,002	(7)	10.89%
Morgan Stanley	2,846,071	(8)	7.83%
Luxor Capital Group, LP	7,586,197	(9)	20.87%

Theodore M. Wright	364,066	(10)	1.00%
Michael J. Poppe	162,887	(11)	0.45%
Brian E. Taylor	18,829	(12)	0.05%
David W. Trahan	154,904	(13)	0.43%
Donald A. Welch	672		0.00%
Kelly M. Malson	9,328		0.03%
Bob L. Martin	83,571	(14)	0.23%
Douglas H. Martin	138,802	(15)	0.38%
David Schofman	7,149		0.02%
Scott L. Thompson	50,523	(16)	0.14%
William E. Saunders, Jr.	0		0.00%
Mark A. Haley	0		0.00%
All Directors and Executive Officers, as a group (13 persons)	5,973,163		16.43%

(1) The address of Warren A. Stephens is 111 Center Street, Little Rock, Arkansas, 72201. Includes 1,878,222 shares beneficially owned by Warren A. Stephens Trust as to which Mr. Stephens, as Trustee, has sole voting power and sole dispositive power. Also includes 6,352 shares owned by each of Warren Miles Amerine Stephens Trust, John Calhoun Stephens Trust, and Laura Whitaker Stephens Trust, as to which Mr. Stephens, as sole Trustee of the trusts, has sole voting power and sole dispositive power. Includes 82,430 shares owned by Stephens Inc. as to which

Mr. Stephens, as President of Stephens Inc., may be deemed to have sole voting power and sole dispositive power. Also includes 54,014 shares held in discretionary trading accounts on behalf of clients of Stephens Inc. as to which Mr. Stephens, as President of Stephens Inc., may be deemed to have shared voting power and shared dispositive power. Also includes 323,673 shares owned by Stephens Investments Holdings LLC as to which Mr. Stephens, as Manager of the LLC, may be deemed to have sole voting power and sole dispositive power. Also includes 206,116 shares beneficially owned by WAS Conn’s Annuity Trust One, Harriet C. Stephens, Trustee, as to which Mr. Stephens may be deemed to have shared voting power and shared dispositive power. The information with respect to Warren A. Stephens are based on the Schedule 13D/A filed by such entities and person with the SEC on December 10, 2013.

(2) The Stephens Group, LLC and its affiliates address is 100 Morgan Keegan Drive, Suite 500, Little Rock, AR 72202. The beneficial ownership described above includes 4,305,343 shares owned by SG-1890, LLC, for which The Stephens Group, LLC is the manager. Wilton R. Stephens, Jr., Jon E.M. Jacoby, and Elizabeth Stephens Campbell have shared power to vote and dispose of such shares as members of the Executive Committee of The Stephens Group, LLC. It also includes 54,163 shares held by Snow Lake Holdings, Inc., 50,755 shares held by the Arden Jewell Stephens 2012 Trust, 50,755 shares held by the W. R. Stephens III 2012 Trust, 373 shares held by the Arden Jewell Stephens Trust dtd 10/20/99, 373 shares held by the W. R. Stephens III Trust dtd 7/2/01, 49,655 shares held by the Elizabeth Chisum Campbell 2012 Trust, 49,655 shares held by the Susan Stephens Campbell 2012 Trust, 49,655 shares held by theCraig Dobbs Campbell, Jr. 2012 Trust, 12,720 shares held by Carol M. Stephens, 140,645 shares owned directly by the W.R.

Stephens, Jr. Revocable Trust, to which Mr. Stephens, as sole trustee, has sole power to vote and dispose, 53,017 shares held by the Elizabeth S. Campbell Trust A, to which Mrs. Campbell, as co-trustee, has shared power to vote and dispose, and 694,979 shares beneficially owned by Jon E.M. Jacoby as described in footnote 3 below. All of the above are members of a group with The Stephens Group, LLC. The information with respect to The Stephens Group, LLC are based on the Schedule 13D/A filed by such entities and person with the SEC on April 17, 2014.

(3) The address for Mr. Jacoby is 100 Morgan Keegan Drive, Suite 500, Little Rock, AR 72202. Includes 4,305,343 shares owned by SG-1890, LLC as to which Mr. Jacoby, as a member of the Executive Committee of The Stephens Group, LLC, Manager of the LLC, has shared voting power and shared dispositive power. Includes 476,924 shares owned individually as to which Mr. Jacoby has sole voting power and sole dispositive power, as well as 208,055 shares owned by Coral Two Corporation, an entity wholly owned by Mr. Jacoby and for which he has sole voting and dispositive power. Also includes 10,000 shares which Mr. Jacoby has the right to receive upon the exercise of options.

(4) Based on information obtained in a Schedule 13G filed jointly by Citadel Advisors LLC (“Citadel Advisors”), Citadel Advisors Holdings III LP (“CAH3”), Citadel GP LLC (“CGP”) and Mr. Kenneth Griffin on March 11, 2015 with respect to shares of common stock (and options to purchase and/or other securities convertible into common stock) owned by Surveyor Capital Ltd. (“SC”) and Citadel Securities LLC (“Citadel Securities”).

Citadel Advisors is the portfolio manager for SC. CAH3 is the managing member of Citadel Advisors. CALC III LP (“CALC3”), is the non-member manager of Citadel Securities. CGP is the general partner of CALC3 and CAH3. Mr. Griffin is the President and Chief Executive Officer of, and owns a controlling interest in, CGP. The address of Citadel Advisors LLC, Citadel Advisor Holdings II LP, Citadel GP LLC and Mr. Griffin is c/o Citadel LLC, 131 S. Dearborn Street, 32nd Floor, Chicago, IL 60603.

(5) The shares of Common Stock are held for the account of Anchorage Capital Master Offshore, Ltd., a Cayman Island exempted company. Anchorage Advisors Management, L.L.C. is the sole managing member of Anchorage Capital Group, L.L.C., the investment advisor to Anchorage Capital Master Offshore, Ltd. Anthony L. Davis is the President of Anchorage Capital Group, L.L.C. and a managing member of Anchorage Advisors Management, L.L.C. Kevin M. Ulrich is the Chief Executive Officer of Anchorage Capital Group, L.L.C. and the other managing member of Anchorage Advisors Management, L.L.C. The mailing address of Anchorage Capital Master Offshore, Ltd. is 610 Broadway, 6th Floor, New York, NY 10012.

(6) The address, number and percentage of shares of our common stock beneficially owned by Greenlight Capital, Inc., DME Advisors, LP, DME Capital Management, LP, DME Advisors GP, LLC, and David Einhorn are based on the Schedule 13G filed by such entities and person with the SEC on February 13, 2015. According to the filing: (A) Greenlight Capital, Inc. had sole voting power with respect to no shares, sole dispositive power with respect to no shares, shared dispositive power with respect to 2,081,500 shares, and shared voting power with respect to

2,081,500 shares; (B) DME Advisors, LP had sole voting power with respect to no shares, sole dispositive power with respect to no shares, shared dispositive power with respect to 503,800 shares, and shared voting power with respect to 503,800 shares; (C) DME Capital Management, LP had sole voting power with respect to no shares, sole dispositive power with respect to no shares, shared dispositive power with respect to 914,700 shares, and shared voting power with respect to 914,700 shares; (D) DME Advisors GP, LLC had sole voting power with respect to no shares, sole dispositive power with respect to no shares, shared dispositive power with respect to 1,418,500 shares, and shared voting power with respect to 1,418,500 shares; and (E) David Einhorn had sole voting power with respect to no shares, sole dispositive power with respect to no shares, shared dispositive power with respect to 3,563,000 shares, and shared voting power with respect to 3,563,000 shares.

(7) G1 Execution Services, LLC and Susquehanna Securities are affiliated broker-dealers and may be deemed to be a group. The address, number and percentage of shares of our common stock beneficially owned by G1 Execution Services, LLC and Susquehanna Securities are based on the Schedule 13G filed by such entities with the SEC on February 12, 2015. According to the filing: (A) G1 Execution Services, LLC has sole voting power with respect 9,018 shares, sole dispositive power with respect to 9,018 shares, shared dispositive power with respect to 1,980,001 shares, and shared voting power with respect to 1,980,001 shares; and Susquehanna Securities has sole voting power with respect 1,970,983 shares, sole dispositive power with respect to 1,970,983 shares, shared dispositive power with respect to 1,980,001 shares, and shared voting power with respect to 1,980,001 shares. The address of G1 Execution Services, LLC is 440 S. LaSalle Street, Suite 3030, Chicago, Illinois 60605, and the address of Susquehanna Securities is 401 E. City Avenue, Suite 220, Bala Cynwyd, PA 19004.

(8) Morgan Stanley and Morgan Stanley Capital Services LLC reported on a Schedule 13G, filed with the SEC on February 5, 2015, that they held 2,846,071 shares as of December 31, 2014. Morgan Stanley and Morgan Stanley Capital Services LLC reported that, collectively, they have voting power and shared dispositve power over all such 2,826,701 shares. The address for these reporting persons is 1585 Broadway, New York, NY 10036.

(9) Luxor Capital Partners, LP, a Delaware limited partnership (the “Onshore Fund”), with its principal business address at 1114 Avenue of the Americas, 29th Floor, New York, New York 10036, directly owned 3,089,296 shares of Common Stock. Luxor Wavefront, LP, a Delaware limited partnership (the “Wavefront Fund”), directly owned 671,854 shares of Common Stock. Luxor Capital Partners Offshore, Ltd., a Cayman Islands exempted company (the “Offshore Feeder Fund”) as the owner of a controlling interest in Luxor Capital Partners Offshore Master Fund, LP, a Cayman Islands limited partnership (the “Offshore Master Fund”), may be deemed to beneficially owned the shares of Common Stock owned by the Offshore Master Fund. The Offshore Master Fund, directly owned 3,353,503 shares of Common Stock. Luxor Spectrum Offshore, Ltd., a Cayman Islands exempted company (the “Spectrum Feeder Fund”), as the owner of a controlling interest in Luxor Spectrum Offshore Master Fund, LP, a Cayman Islands limited partnership (the “Spectrum Master Fund”), may be deemed to have beneficially owned the shares of Common Stock held by the Spectrum Master Fund. The Spectrum Master Fund directly owned 220,063 shares of Common Stock. LCG Holdings, LLC, a Delaware limited liability company (“LCG Holdings”), as the general partner of the Onshore Fund, the Wavefront Fund, the Offshore Master Fund and the Spectrum Master Fund, may be deemed to have beneficially owned the 7,334,716 shares of Common Stock owned directly by the Onshore Fund, the Wavefront Fund, the Offshore Master Fund and the Spectrum Master Fund. Luxor Capital Group, LP, a Delaware limited partnership (“Luxor Capital Group”), as the investment manager of the Onshore Fund, the Wavefront Fund, the Offshore Master Fund, the Offshore Feeder Fund, the Spectrum Master Fund and the Spectrum Feeder Fund (collectively, the “Funds”), may be deemed to have beneficially owned the 7,586,197 shares of Common Stock beneficially owned by the Funds and an additional 251,481 shares of Common Stock held in the Separately Managed Account (as defined below). Luxor Management, LLC, a Delaware limited liability company (“Luxor Management”), as the general partner of Luxor Capital Group, may be deemed to have beneficially owned the 7,586,197 shares of Common Stock beneficially owned by Luxor Capital Group. Christian Leone, a United States citizen (“Mr. Leone”), as the managing member of Luxor Management, may be deemed to have beneficially owned the 7,586,197 shares of Common Stock beneficially owned by Luxor Management.

The principal business address of each of the Onshore Fund, Wavefront Fund, Luxor Capital Group, Luxor Management, LCG Holdings and Mr. Leone is 1114 Avenue of the Americas, 29th Floor, New York, New York 10036.

The principal business address of each of the Offshore Master Fund, the Offshore Feeder Fund, the Spectrum Master Fund and the Spectrum Feeder Fund is c/o Maples Corporate Services Limited, P.O Box 309 GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands. The Offshore Master Fund is a subsidiary of the Offshore Feeder Fund, and the Spectrum Master Fund is a subsidiary of the Spectrum Feeder Fund. Luxor

Capital Group acts as the investment manager of the Funds and to an account it separately manages (the “Separately Managed Account”). Luxor Management is the general partner of Luxor Capital Group. Mr. Leone is the managing member of LCG Holdings. By virtue of these relationships, LCG Holdings may be deemed to have voting and dispositive power with respect to the shares of Common Stock owned directly by the Onshore Fund, the Wavefront Fund, the Offshore Master Fund and the Spectrum Master Fund. By virtue of these relationships, each of Luxor Capital Group, Luxor Management and Mr. Leone may be deemed to have voting and dispositive power with respect to the shares of Common Stock beneficially owned by the Funds and the Separately Managed Account. The information with respect to Luxor Capital Group, LP comes from its Schedule 13D/A filed with the SEC, and we are not responsible for its accuracy.

(10) Includes options to purchase 188,138 shares of common stock.

(11) Includes options to purchase 138,000 shares of common stock.

(12) Includes 7,500 restricted stock units that will vest within 60 days of March 16, 2015.

(13) Includes options to purchase 100,166 shares of common stock.

(14) Includes options to purchase 40,000 shares of common stock.

(15) Includes 91,702 shares owned directly by Mr. Martin as to which Mr. Martin has sole voting power and sole dispositive power. Also includes 800 shares owned by Douglas Martin Custodian for Haven Celeste Martin, and as to which Mr. Martin has sole voting power and sole dispositive power. Also includes 800 shares owned by Brett Austin Martin and as to which Mr. Martin has shared voting power and shared dispositive power. Also includes 800 shares owned by James Garth Martin and as to which Mr. Martin has shared voting power and shared dispositive power. Also includes 40,000 shares which Mr. Martin has the right to receive upon the exercise of options. Also includes 3,100 shares owned by Mr. Martin’s wife, Melanie Masino Custodian for Kye Masino. Also includes 1,600 shares held by the Jane Howard Foundation of which Mr. Martin is a co-trustee.

(16) Includes options to purchase 10,000 shares of common stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Related Party Transactions

The board has adopted a statement of policy with respect to all relationships and transactions in which our Company and our directors and executive officers or their immediate family members are participants. The Audit Committee reviews all related party relationships and transactions to determine whether such persons have a direct or indirect material interest, and if so, if the transactions are at arm’s length and are acceptable to the board of directors. Each related party transaction must be entered into on terms that are comparable to those that could be obtained as a result of arm’s length dealings with an unrelated third party to be approved and accepted by the board of directors. As required under SEC rules, transactions that are reportable under Item 404(a) of Regulation S-K are disclosed in our proxy statement. In addition, the Audit Committee reviews any related person transaction that is required to be disclosed as set forth in the preceding sentence. In the course of its review of these relationships, the Audit Committee observes how each relates to a potential conflict of interest with the Company:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction, and the timing of the entering of such transaction;

•	the importance of the transaction to the related person;

•	the importance of the transaction to the Company;

•	whether the transaction would impair the judgment of a director or executive officer to act in our best interest; and

•	any other matters the committee deems appropriate.

Related Party Transactions

On March 31, 2015, we announced that we had engaged Stephens, Inc., as a financial advisor to assist us with the process of pursuing a sale of all or a portion of the loan portfolio, or other refinancing of our loan portfolio. We have agreed to pay Stephens Inc. a success fee in the event we consummate one or more of these transactions. The disinterested members of our board of directors have determined that it is in the company’s best interest to engage Stephens Inc. in such capacity to assist us in analyzing and advising us with respect to the opportunity. The engagement of Stephens Inc. as financial advisor was approved by the independent members of our board of directors after full disclosure of the conflicts of interests of the related parties in the transaction. Mr. Douglas H. Martin, one of our directors and Senior Managing Director of Stephens Inc. did not participate in the approval process. We did not engage Stephens Inc. to render any services, nor were any fees paid to them, in fiscal 2013, 2014 or 2015.

During the fiscal year ended January 31, 2015, Aaron Trahan, David W. Trahan’s son, was paid a base salary of $216,000 and received 3,264 shares of restricted stock units, which vest ratably over 5 years beginning on the first anniversary of the date of grant. His target annual cash bonus was 40% of his 2015 base salary. Aaron received discretionary bonus of $72,400 for his services during fiscal 2015.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that our directors, executive officers as well as other persons who own more than 10% of our outstanding Common Stock file initial reports of ownership and reports of changes in ownership of our Common Stock with the SEC. Officers, directors and other stockholders who own more than 10% of our outstanding Common Stock are required by the SEC to furnish us with copies of all Section 16(a) reports they file. These reports are required to be submitted by specified deadlines, and the Company is required to report in this proxy statement any failure by directors, officers and beneficial owners of more than ten percent of its Common Stock to file such reports on a timely basis during the Company’s most recent fiscal year or, in the case of such a failure that has not previously been so disclosed, prior fiscal years.

To our knowledge, based solely on a review of reports and information furnished to us by those persons who were directors, executive officers and/or the beneficial holders of 10% or more of our Common Stock at any time during the fiscal year ended January 31, 2015 and upon representations from such persons, we believe that all stock ownership reports required to be filed under Section 16(a) by such reporting persons during the fiscal year ended January 31, 2015 were timely made.

Form 4 reports were not timely filed inadvertently (1) upon the satisfaction of the performance criteria for performance-based restricted stock units issued on May 30, 2012; the Form 4 was inadvertently filed within two business days of the first vesting of the performance-based restricted stock units as opposed to the date of certification by our Compensation Committee of the satisfaction of the performance criteria; (2) by Mr. Wright for shares withheld to satisfy tax withholding obligations that occurred on December 5, 2012 and December 5, 2013, respectively, and (3) by Mr. Taylor for a restricted stock unit vesting that occurred on April 23, 2013. Form 4 reports have been made to report each such transaction or event.

STOCKHOLDERS SHARING THE SAME LAST NAME AND ADDRESS

To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding Conn’s stock but who share the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain stockholders of record who have the same address and last name, and who do not participate in electronic delivery of proxy materials, will receive only one copy of our Notice of Internet Availability of Proxy Materials and, as applicable, any additional proxy materials that are delivered until such time as one or more of these stockholders notifies us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you receive a single set of proxy materials as a result of householding, and you would like to have separate copies of our Notice of Internet Availability of Proxy Materials, annual report, or proxy statement mailed to you, please submit a request or notice, as applicable, to our Corporate Secretary at 4055 Technology Forest Blvd., Suite 210, The Woodlands, Texas 77381 or call our Investor Relations department at (936) 206-3156, and we will promptly send you what you have requested. However, please note that if you want to receive a paper proxy or voting instruction form or other proxy materials for purposes of this year’s annual meeting, follow the instructions included in the Notice of Internet Availability of Proxy Materials that was sent to you. You can also contact our Investor Relations department at the phone number or address set forth above if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future, or if you would like to opt out of householding for future mailings.

Conn’s, Inc.

2015 ANNUAL MEETING OF STOCKHOLDERS

May  28, 2015

FORM OF PROXY

YOU CAN VOTE OVER THE INTERNET OR BY TELEPHONE

QUICK * EASY * IMMEDIATE * AVAILABLE

24 HOURS A DAY * 7 DAYS A WEEK

Conn’s, Inc. encourages you to take advantage of convenient ways to vote. If voting by proxy, you may vote over the Internet, by telephone or by mail. Your internet or telephone vote authorizes the named proxies to vote in the same manner as if you marked, signed, and returned your proxy card. To vote over the internet, by telephone, or by mail, please read the accompanying proxy statement and then follow these easy steps:

VOTE BY INTERNET - www.proxyvote.com

Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 PM Eastern Time on May 27, 2015. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE – (800) 690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 PM Eastern Time on May 27, 2015. Have your proxy card in hand when you call and then follow the instructions.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by Conn’s, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in the future.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 or Conn’s Corporate Secretary, 4055 Technology Forest Blvd., Suite 210, The Woodlands, Texas 77381

***************

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, and Annual Report on Form 10-K are available at www.conns.com and www.proxyvote.com.

***************

By my signature below, I revoke all previous proxies and appoint Robert F. Bell or Michael J. Poppe as proxy, with full power of substitution and resubstitution, to represent and to vote, as designated below, all shares of Common Stock of Conn’s, Inc. that I held of record as of the close of business on March 30, 2015 at the 2015 annual meeting of stockholders to be held at 4055 Technology Forest Blvd., Suite 210, The Woodlands, Texas 77381, on May 28, 2015 at 11:00 a.m. Central Daylight time, or any postponements or adjournments thereof. The above named proxy is hereby instructed to vote as specified.

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PLEASE MARK YOUR VOTE IN THE BOXES BELOW USING DARK INK ONLY

Proposals:

	FOR	AGAINST	ABSTAIN
1. To elect the seven directors listed below:
Kelly M. Malson	☐	☐	☐
Bob L. Martin	☐	☐	☐
Douglas H. Martin	☐	☐	☐

William E. Saunders, Jr.	☐	☐	☐
David Schofman	☐	☐	☐
Scott L. Thompson	☐	☐	☐
Theodore M. Wright	☐	☐	☐
	FOR	AGAINST	ABSTAIN

2. To ratify the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2016.	☐	☐	☐

3. To approve, on a non-binding advisory basis, named executive officers compensation.	☐	☐	☐

IMPORTANT – This proxy must be signed and dated where provided on the reverse side.

If you execute and return this proxy it will be voted in the manner you have specified. If no specification is made, this proxy will be voted “FOR” Proposal 1, “FOR” Proposal 2, and “FOR” Proposal 3, and in the discretion of the above named person acting as proxy on such other matters that may properly come before the meeting.

Please sign exactly as your name appears on this proxy. Joint owners should each sign. When signing as a fiduciary, such as an attorney, executor, administrator, trustee, guardian, etc., please give your full title as such. Please return this form of proxy promptly in the enclosed envelope.

The undersigned acknowledge(s) receipt of the Notice of 2015 annual meeting of stockholders and the Proxy Statement accompanying such Notice, each dated April 17, 2015.

Print Name	Print Name

Signature(s)	Signature(s)

Date	Date